UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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ZAGG Inc
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Notice of Annual Meeting of Stockholders
NOTICE IS HEREBY GIVEN that the annual meeting of stockholders (the “Meeting”) of ZAGG Inc, a Delaware corporation (“we,” “us,” “our,” the “Company,” or “ZAGG”), will be held at our principal executive offices and virtually via simultaneous live webcast as indicated below. However, there is a possibility that the following date, time, and location of our Meeting may change due to the COVID-19 pandemic. Should we decide to change the date, time, and location of our Meeting, we will issue a press release, file the announcement as definitive additional soliciting material to U.S. Securities and Exchange Commission (“SEC”), and take all reasonable steps necessary to inform other intermediaries in the proxy process.

Date: June 11, 2020 Time: 9:00 a.m., Mountain Daylight Time (MDT) Place: 910 Legacy Center Way, Suite 500, Midvale, UT 84047 www.virtualshareholdermeeting.com/ZAGG2020

Purposes:

(1)	(2)	(3)	(4)
To elect seven directors of the Company to serve until our next Meeting and until their respective successors are duly elected and qualified or until their earlier death, resignation or removal.	To ratify the appointment of KPMG LLP (“KPMG”), as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020.	To hold a non-binding advisory vote on the compensation of our named executive officers (“NEOs”).	To consider and act upon such other business as may properly come before the Meeting or any adjournment or postponement thereof.
Who Can Vote: Stockholders of record at the close of business on April 17, 2020.
How You Can Vote: Stockholders of record may vote electronically over the internet, or by phone, or may request a complete set of traditional proxy materials and vote their proxy by mail. Stockholders of record may also vote at the Meeting.

(1)	(2)	(3)	(4)
BY INTERNET www.proxyvote.com	BY PHONE 1-800-690-6903	BY MAIL Fill out your proxy card and submit by mail	AT THE MEETING In person, or www.virtualshareholdermeeting.com/ZAGG2020

By Authorization of the Board of Directors,

/s/ TAYLOR D. SMITH
Taylor D. Smith
Chief Financial Officer

Important Notice Regarding the Availability of Proxy Materials for the Meeting to be Held on June 11, 2020.
The Proxy Statement and the 2019 Annual Report on Form 10-K are available at www.proxyvote.com.
YOUR VOTE IS IMPORTANT
WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, WE ENCOURAGE YOU TO VOTE AND SUBMIT YOUR PROXY BY INTERNET, TELEPHONE, OR BY MAIL. FOR ADDITIONAL INSTRUCTIONS ON VOTING BY TELEPHONE OR THE INTERNET, PLEASE REFER TO YOUR PROXY CARD. TO VOTE AND SUBMIT YOUR PROXY BY MAIL, PLEASE COMPLETE, SIGN, AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE. IF YOU ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON OR THROUGH THE MEETING WEBSITE. IF YOU HOLD YOUR SHARES THROUGH AN ACCOUNT WITH A BROKERAGE FIRM, BANK, OR OTHER NOMINEE, PLEASE FOLLOW THE INSTRUCTIONS YOU RECEIVE FROM YOUR ACCOUNT MANAGER TO VOTE YOUR SHARES.

ZAGG BRANDS

Notice of 2020 Annual Meeting of Stockholders and Proxy Statement

INVISIBLE SHIELD | mophie. | ZAGG | BRAVEN | IFROGZ. | gear4 | HALO

ZAGG Corporate Objectives & Core Values
The corporate objectives, core values, and cultural beliefs of the Company were established to act as a foundation for the Company to drive enterprise value. The four corporate objectives, four core values, and six culture beliefs guide the Company by aligning the functional teams’ goals and execution. Each core value and cultural belief supports the Company’s corporate objectives. Every employee is trained to understand his or her role and the impact his or her work has on achieving the Company’s objectives.

Corporate Objectives	Core Values	Cultural Beliefs

Creative Product Solutions	Integrity	Be Brave
The Preferred Brand	Passion	Be Accountable
Operational Excellence	Care for People	Be Better
Targeted Global Distribution	Performance	Reach Out
Take Charge
Zoom!

Proxy Summary
Solicitation
This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of the Company, for use in connection with the Meeting to be held on June 11, 2020. This Proxy Statement, the accompanying Notice of Annual Meeting, proxy card, and our 2019 Annual Report on Form 10-K, or alternatively a Notice of Internet Availability of Proxy Materials (the “Internet Notice”), will be mailed to stockholders on or about April 28, 2020. The Board is soliciting your proxy in an effort to give all stockholders of record the opportunity to vote on matters that will be presented at the Meeting. This Proxy Statement provides you with information on these matters to assist you in voting your shares.

MATTERS TO BE VOTED ON
ITEM FOR BUSINESS		BOARD RECOMMENDATION	FURTHER DETAILS (PAGE#)
1.	Election of Seven Directors	FOR	4
2.	Ratification of Appointment of Independent Registered Public Accounting Firm	FOR	19
3.	Advisory Vote on Executive Compensation	FOR	22

DIRECTOR NOMINEES
NAME	OCCUPATION	AGE	DIRECTOR SINCE	INDEPENDENT	OTHER CURRENT DIRECTORSHIPS (1)	ZAGG COMMITTEES (2)
						A	C	NG
Cheryl A. Larabee	Lecturer, College of Business & Economics, Boise State University	65	2011	Yes	1	✓	✓	✓
Chris Ahern	CEO, ZAGG Inc	44	2018	No	—
Daniel R. Maurer	Board Member	63	2012	Yes	1	✓	✓	✓
Michael T. Birch	CEO, Action Target Inc.	53	2018	Yes	—	✓	✓	✓
P. Scott Stubbs	CFO, Extra Space Storage	52	2015	Yes	—	✓	✓	✓
Ronald G. Garriques	CEO, VEYEP Holdings, LLC	56	2020	Yes	4
Edward Terino	President, GET Advisory Services, LLC	66	2020	Yes	—
1.Other current directorships includes public and private company directorships. See Proposal No. 1 for details.
2.“A” refers to the Audit Committee of the Board (the “Audit Committee”), “C” refers to the Compensation Committee of the Board (the “Compensation Committee”), and “NG” refers to the Nominating, Governance, and Sustainability Committee of the Board (the “Nominating, Governance, and Sustainability Committee”).
2019 Business Highlights
We are a global leader in accessories and technologies that empower mobile lifestyles. Our award-winning product portfolio includes screen protection, power cases, power management, wireless charging, audio, mobile keyboards, protective cases, and other mobile accessories sold under the ZAGG®, mophie®, InvisibleShield®, IFROGZ®, BRAVEN®, Gear4®, and HALO® brands. We have operations in the United States, Ireland, England, and China. Our products are available worldwide, and can be found at leading retailers and online.
Consolidated net sales for the year ended December 31, 2019, decreased 3% to $521.9 million, primarily attributable to a decrease in sales of screen protection products due to a pull forward of shipments into the fourth quarter of 2018 ahead of a then-expected tariff increase, combined with softer market demand for smartphones in the United States (“U.S.”) and decreased sales of mophie power management due to challenging sell-in comparisons during the first half of 2019 and a decrease in power case sales. These decreases were partially offset by increased sales of Gear4 cases and HALO products. In addition, consolidated Adjusted EBITDA for the year ended December 31, 2019, was $44.7 million compared to $76.4 million for the year ended December 31, 2018, a decrease of $31.7 million or 41%.

Full Year Adjusted EBITDA (in millions)
$80
$70
$60
$50
$40
$30
$20
$10
$0
$73
$76
$45
2017
2018
2019

1.Adjusted EBITDA is a non-GAAP financial measure. Please refer to Annex A for additional information and a reconciliation to the most directly comparable U.S. generally accepted accounting principles (“U.S. GAAP”) financial measure.
Compensation Objectives, Principles and Practices
Our executive compensation program is closely aligned with our business strategy and is intended to attract, retain, and motivate talented executives, while compensating them for the achievement of measurable corporate performance goals. To reinforce the alignment of executive incentive compensation with the interests of our stockholders, the Compensation Committee has adopted the following practices (see Executive Compensation Practices under Proposal No. 3 for further details).

TOPIC		PRACTICE
Offer Both Equity and Cash Incentives	●	Offering both equity and cash incentives allows us to pay quarterly cash bonuses tied to achievement of certain cost reduction goals, functional team goals, and key strategic initiatives, and annual equity bonuses tied to our overall performance metrics.
Emphasize Pay-for-Performance	●	Performance-based cash incentive bonus, which compensates executives for the achievement of certain cost reduction goals, functional team goals, and key strategic initiatives.
	●	Performance-based equity incentive bonus plan, which compensates executives for achievement of certain financial metrics.
Annual Say-on-Pay Vote	●	We annually ask stockholders to provide an advisory vote on our pay practices, which the Compensation Committee considers when setting pay for the Chief Executive Officer (“CEO”) and other NEOs.
Equity Ownership Guidelines	●	CEO and NEOs are required to own shares of ZAGG common stock (“Common Stock”) equivalent to five times (CEO) and three times (other NEOs) their base salaries within five (5) years from the date of hire or promotion.
Double-Trigger Change-in-Control	●	We have double-trigger change-in-control (“CIC”) provisions that require the actual or constructive termination of employment and the consummation of a CIC transaction.
Change-in-Control Termination Vesting	●	Performance-based equity awards assumed by an acquirer accelerate fully at the target performance values.
Clawback Policy	●	Our policy allows recovery of incentive cash or equity compensation that is based on financial statements that were subsequently restated due to the individual’s fraudulent or grossly negligent act or omission.
Dividend Equivalents	●	We do not provide dividend equivalents on unvested equity awards.
Engage an Independent Compensation Consultant	●	The Compensation Committee has retained a nationally recognized compensation consulting firm to serve as its independent compensation consultant.
Re-pricing Stock Options	●	We do not re-price our stock options and would not do so without stockholder approval.
Excise Tax Gross-Ups	●	We do not provide our executive officers with excise tax gross-ups.
Resetting of Performance Targets	●	We do not reset or amend any of the performance goals or targets used to set executive compensation programs in a fiscal year.

Governance Highlights
Our Board prides itself on a commitment to high ethical standards and sound governance practices. For more details, please see Corporate Governance under Proposal No. 1 or visit our website to view our Corporate Governance Guidelines (defined below).

TOPIC		PRACTICE
Independence	● ●	6 out of 7 director nominees are independent. The Board committees are composed exclusively of independent directors.
Independent Chairperson	●	The Board has appointed an independent chairperson who is not our employee.
Executive Sessions	●	Independent directors meet regularly without management.
Annual Election	●	All directors are elected annually to a one-year term and, thus, the Board terms are not staggered.
Plurality Plus Voting	●	In uncontested elections, directors receiving less than 50% of the votes cast must tender their resignation for consideration of the Board.
Director Evaluations	●	The Board and each committee conduct annual self-evaluations.
Stock Ownership	●	Each director is required to hold shares of our Common Stock equal to three times his or her annual cash retainer within five (5) years from the date of appointment.
Stockholder Engagement	●	The Board has adopted a protocol to allow stockholders with long-term significant holdings of our Common Stock to communicate with the Board members on appropriate topics.
Poison Pill	●	We do not have a stockholder rights plan.
Right to Call Special Meeting	●	Stockholders holding 10 percent or more of the outstanding Common Stock have the right to call a special meeting.
Confidential Voting	●	Records that identify the vote of a particular stockholder are kept confidential from the Company except in a proxy contest or as required by law.
Single Voting Class	●	Common Stock is the only class of voting shares outstanding.

PROPOSAL NO. 1:
ELECTION OF DIRECTORS
Our Board of Directors
The Board currently consists of seven directors who come from varied business backgrounds and experiences, including corporate banking, finance, sales, and marketing, in which their diverse expertise, as indicated below, brings broader ideas and diverse perspectives to the Company:

NAME	EXECUTIVE	LEADERSHIP	GOVERNANCE	INTERNATIONAL BUSINESS	MARKETING AND SALES	INDUSTRY AND SECTOR	FINANCIAL	TECHNOLOGY AND CYBER	MERGER AND ACQUISITION
Cheryl A. Larabee	✓	✓	✓		✓		✓	✓	✓
Chris Ahern	✓	✓		✓	✓	✓			✓
Daniel R. Maurer	✓	✓	✓	✓	✓			✓	✓
Michael T. Birch	✓	✓		✓	✓		✓		✓
P. Scott Stubbs	✓	✓	✓				✓	✓	✓
Ronald G. Garriques	✓	✓	✓	✓	✓	✓	✓	✓	✓
Edward Terino	✓	✓	✓	✓	✓		✓	✓	✓
All directors serve a one-year term and are subject to re-election each year. The Board has nominated seven individuals, who currently serve as our directors, for election at the Meeting. Each of these individuals up for election has consented to being named as a nominee for election as a director and has agreed to serve if elected.
Nominations and Qualifications
Biographical information for each of the nominees is as follows:
Cheryl A. Larabee
Age: 65
Director Since: 2011; appointed as Chairperson of the Board in August 2012
Committees: Chair of Nominating, Governance, and Sustainability Committee; Member of Audit Committee; Member of Compensation Committee
Principal Occupation: Lecturer, College of Business & Economics, Boise State University
Recommendation: The Board has determined that Ms. Larabee’s background in corporate banking, financial strategies, and her senior executive leadership experience qualify her to continue to serve as a director.

Experience: Ms. Larabee had a 25-year corporate banking career focused on financial problem-solving with clients ranging from start-ups to the Fortune 500. Prior to her current position at Boise State University, she served as the Associate Vice President for University Advancement at the College of Business and Economics. She is the former Senior Vice President and Western United States Regional Manager of the Corporate Banking Division at KeyBank. Previously she managed middle market teams at U.S. Bank in Portland, Oregon, and served a national client base at Crocker Bank in San Francisco, California.
Ms. Larabee holds a B.A. in Psychology from Moorhead State University and a Masters in Business Administration from Golden Gate University. She also completed the Stanford University Graduate School of Business Executive Program. Ms. Larabee is a member of the National Association of Corporate Directors and was named a NACD Board Leadership Fellow in November 2012.
Other Directorships: Ms. Larabee serves as a director for Norco, Inc. (private company)
Family Relationships: None

Chris Ahern
Age: 44
Director Since: 2018
Committees: None
Occupation: CEO, ZAGG Inc
Recommendation: The Board has determined that Mr. Ahern’s current role as CEO of ZAGG, Inc as well as his prior experience as the President of the ZAGG International business unit and of the mophie business unit, qualify him to continue to serve as a director.
Experience: Mr. Ahern brings over 20 years of international experience in sales leadership, sales operations, and supply chain management. Prior to his appointment as CEO, Mr. Ahern served as President of ZAGG International and of the mophie business unit. Prior to joining ZAGG in 2014, Mr. Ahern served as Sales Operations Director for Dell Products in Europe, the Middle East and Africa supporting a $4.0 billion indirect business.
During his tenure with Dell, Mr. Ahern proved himself as an innovative problem solver with strong leadership skills and a drive for exceptional results. Under Mr. Ahern’s leadership, his teams effectively grew revenue in various international markets, enhanced internal reporting and inventory management systems, and developed operational processes to align regional distribution, effectively growing revenue and improving operational efficiencies.
Mr. Ahern holds a B.S. in Business Administration from Dublin City University.
Other Directorships: None
Family Relationships: None

Daniel R. Maurer
Age: 63
Director Since: 2012
Committees: Chair of Compensation Committee; Member of Audit Committee; Member of Nominating, Governance, and Sustainability Committee
Principal Occupation: Board Member
Recommendation: The Board has determined that Mr. Maurer’s strong background in consumer sales, product management, marketing and marketing strategy, including the use of digital marketing strategies to reach the middle market as well as his expertise and understanding the international consumer marketplace qualify him to continue to serve as a director.
Experience: Mr. Maurer has extensive experience in consumer sales, marketing and product management. From 2006 until his retirement in 2014, Mr. Maurer was a member of the senior management team at Intuit Inc. In his most recent role at Intuit, he oversaw the Small Business Solutions Group (including QuickBooks payroll, DemandForce, and QuickBase). He previously led the TurboTax, Mint, and Quicken brands where he developed significant digital marketing product management skills. Prior to Intuit, Mr. Maurer spent over 20 years of executive management at Proctor & Gamble (“P&G”), including 15 years internationally. Subsequent to his tenure at P&G, Mr. Maurer was Vice President of Strategy for Global Sales and U.S. Business at Campbell Soup Company. Mr. Maurer served as a director of Checkpoint Systems, Inc., which provides merchandise availability solutions for the retail industry, encompassing loss prevention and merchandise visibility, from January 2016 until the completion of the sale of the company in May 2016. He also served as a director of Iomega Corporation, a consumer technology company, from 2006 until its acquisition by EMC Corporation in 2008. Mr. Maurer holds a B.S. in Marketing and Finance from the University of Wisconsin.
Other Directorships: Mr. Maurer serves as a director of CNO Financial Group, Inc. (public company)
Family Relationships: None

Michael T. Birch
Age: 53
Director Since: 2018
Committees: Member of Audit Committee; Member of Nominating, Governance, and Sustainability Committee; Member of Compensation Committee
Principal Occupation: CEO and President, Action Target Inc.

Recommendation: The Board has concluded that Mr. Birch’s more than 30 years of executive leadership, extensive business background, sales and marketing leadership, and IPO experience qualify him to serve as a director.
Experience: Mr. Birch has over 30 years of executive management experience in drilling, tooling and hardware industries, particularly in international markets. Currently, Mr. Birch is CEO and President for Action Target Inc, a manufacturer of custom shooting ranges and portable steel targets for military, law enforcement, Special Forces groups, tactical training schools, and commercial applications. Prior to Action Target Inc, Mr. Birch was a Vice President and General Manager at Boart Longyear, the world's largest mineral exploration drilling company. While at Boart Longyear, Mr. Birch was responsible for the company’s $1.5 billion revenue core business which included more than 8,000 employees, and 1,200 drilling rigs operating in 40 countries. He was also a member of an executive team responsible for the $2.3 billion IPO of Boart Longyear on the Australian Stock Exchange. Mr. Birch began his career at Black & Decker where he worked in various sales and marketing leadership positions, culminating in his assignment as a Vice President and General Manager over Baldwin Hardware. While at Black & Decker, he was also a part of a leadership team that launched the DeWalt Industrial Power Tool brand in the U.S. and Europe. Mr. Birch holds a B.S. in Business Management from Brigham Young University.
Other Directorships: None
Family Relationships: None

P. Scott Stubbs
Age: 52
Director Since: 2015
Committees: Chair of the Audit Committee; Member of Nominating, Governance, and Sustainability Committee; Member of Compensation Committee
Principal Occupation: Chief Financial Officer (“CFO”), Extra Space Storage, Inc.
Recommendation: The Board has determined that Mr. Stubbs’ experience as the CFO of a public company and a licensed Certified Public Accountant (“CPA”), along with his specific expertise in the areas of accounting and auditing, treasury, investor relations, and financial reporting qualify him to continue to serve as a director.
Experience: Mr. Stubbs has served as CFO of Extra Space Storage, Inc. (“ESS”) since December 2011. He served as the Senior Vice President Finance and Accounting of ESS since its inception, and as the Corporate Controller of its predecessor beginning in December 2000. Prior to joining ESS’s predecessor, Mr. Stubbs served as CFO of the Lyon Company from June 2000 through December 2000. From 1995 through 2000, he served as the U.S. Controller of Critchley Inc. and from November 1992 through June 1995, he worked at Neilson, Elggren, Durkin & Co. as a consultant. Mr. Stubbs holds a B.S. and a Masters in Accountancy from Brigham Young University.
Other Directorships: None
Family Relationships: None

Ronald G. Garriques
Age: 56
Director Since: 2020
Committees: None
Principal Occupation: CEO, VEYEP Holdings, LLC
Recommendation: The Board has determined that Mr. Garriques' extensive experience in the consumer electronics and mobile technology industry qualifies him to serve as a director of ZAGG.
Experience: Mr. Garriques has has been the CEO of VEYEP Holdings, LLC since 2016. He previously worked in the consumer electronics and mobile technology industry for nearly 35 years. He served as President of the Motorola Personal Communications Sector, and President of the Global Consumer Group at Dell Inc.
He started his career as a wireless systems mechanical engineer working at Bell Laboratories in New Jersey, where he subsequently led the deployment of wireless digital systems globally. Mr. Garriques holds a Bachelor’s Degree in Mechanical Engineering from Boston University, a Masters in Business Administration from The Wharton School at the University of Pennsylvania, and a Masters Degree in Mechanical Engineering from Stanford University.
Other Directorships: Skybell (private company), FliCharge (private company), Contour (private company), and Expona (private company)
Family Relationships: None

Edward Terino
Age: 66
Director Since: 2020
Committees: None
Principal Occupation: Board Member

Recommendation: The Board has determined that Mr. Terino’s experience as CEO, CFO, Chief Operating Officer (“COO”), and board member in a number of public companies qualifies him to serve as a director.
Experience: Mr. Terino has significant board and operating management experience in B2B and B2C technology businesses and possesses significant M&A experience. Mr. Terino is the President of GET Advisory Services, a New Hampshire-based consulting business providing strategy planning and financial management consulting services focused on the Media, Technology, Education and Maritime Transportation industries that he started in 2009. From 2010 to 2019, Mr. Terino was a Director of SeaChange International Inc. (NASDAQ: SEAC), a global leader in video technology solutions to content owners, telecommunications providers and cable operators. From 2015 to 2019, he was COO and then CEO of SeaChange International. He has served on a number of public company boards, including Baltic Trading Ltd. Extreme Networks Inc., S1 Corporation, and Phoenix Technologies Ltd. Mr. Terino has served as Chairman of the Audit Committee and a member of the Compensation Committee on most of these Boards. Mr. Terino has over 30 years of management experience in CFO, COO, and CEO roles in a number of publicly-traded companies in the technology, maritime transportation, and educational publishing industries. He began his career at Deloitte & Touche and spent 9 years in its consulting services organization. Mr. Terino earned a B.S. in Management from Northeastern University and earned a Masters in Business Administration from Suffolk University.
Other Directorships: None
Family Relationships: None

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE
ELECTION OF THE SEVEN NOMINEES TO SERVE AS OUR DIRECTORS.

Leadership Structure
According to our bylaws, the Board must consist of not less than three nor more than thirteen members. Our Board is currently comprised of seven members. The positions of Chairperson of the Board and CEO are held by separate persons.
Mr. Ahern, the CEO, serves on the Board. His main focus is to provide leadership to the Company in accomplishing the directives established by the Board. In that role, he is responsible for the general administration, oversight, care, and management of the business of the Company and its subsidiaries, with full authority over all officers, managers, and employees.
Ms. Larabee, the Chairperson of the Board, is considered the lead independent director, and her role, along with the Board, is to provide independent oversight of the CEO, to direct the business and affairs of the Company for the benefit of its stockholders, and to balance the interests of the Company’s diverse constituencies including stockholders, customers, and employees.
Meetings of the Board are chaired by Ms. Larabee. As Chairperson, Ms. Larabee sets the agenda for such meetings. The independent directors may also meet from time to time without the presence of Mr. Ahern as they determine appropriate.
Terms of Office
Our directors are appointed for a one-year term to hold office until the next Meeting, and until their successors are elected and qualified, their death, or until removed from office in accordance with our bylaws.
Director Independence
The Board reviews the independence of our directors on the basis of standards adopted by the NASDAQ Stock Market (“NASDAQ”). As a part of this review, the Board considers transactions and relationships between the Company, on the one hand, and each director, members of the director’s immediate family, and other entities with which the director is affiliated, on the other hand. The purpose of such a review is to determine which, if any, of such transactions or relationships are inconsistent with a determination that the director is independent under NASDAQ rules. As a result of this review, the Board has determined that each of our directors other than Mr. Ahern (our CEO) is an “independent director” within the meaning of applicable NASDAQ standards.
Director Compensation
We use cash compensation and stock-based compensation to attract and retain qualified candidates to serve as our directors. In setting director compensation, we consider the significant amount of time that directors expend in fulfilling their duties to us, as well as the skill level required of our directors.
We have granted restricted stock units (“RSUs”) to our non-employee directors concurrent with their appointment to the Board and annually thereafter. These RSU awards typically vest at the end of each fiscal year.

Director Summary Compensation Table for 2019
The table below summarizes the compensation paid (fees) or granted (stock-based compensation) to our non-employee directors for the year ended December 31, 2019:

NAME (1)	FEES EARNED		RSUs (2)		TOTAL
Cheryl A. Larabee	$98,000	(3)	$125,000	(4)	$223,000
Daniel R. Maurer	$67,000	(3)	$85,000		$152,000
Michael T. Birch	$55,000	(3)	$85,000		$140,000
P. Scott Stubbs	$70,000	(3)	$85,000		$155,000
1.Messrs. Garriques and Terino are not included because they were initially appointed to be directors in April 2020.
2.This column shows the full grant date fair market value of the RSUs granted as computed under Accounting Standards Codification Topic 718, Stock Compensation (“ASC Topic 718”) and the expense attributable to these awards that will be recorded over the vesting period (excluding estimates for forfeitures in case of awards with service-based vesting). Assumptions and methodologies used in the calculation of these amounts are included in footnotes to our audited financial statements for the fiscal year ended December 31, 2019, which are included in our Annual Report on Form 10-K filed with the SEC.
3.Each member of the Board received a base fee of $55,000. Ms. Larabee received an additional $35,000 and $8,000 as chair of the Board and the Nominating, Governance, and Sustainability Committee, respectively. Mr. Maurer received $12,000 in additional fees as chair of the Compensation Committee. Mr. Stubbs received $15,000 in additional fees as chair of the Audit Committee.
4.Each member of the Board received an RSU grant of $85,000. Ms. Larabee received an additional RSU grant of $40,000 as chair of the Board.
Director Compensation Approved for 2020
Based on the peer group and benchmarking data, the Company initially decided not to change fees to be paid and RSUs to be granted to members of the Board during 2020; however, in light of uncertainties related to the global COVID-19 pandemic, the Company announced, in April of 2020, a 15% deduction in the cash fees to the members of the Board for the remainder of 2020, but which cash fees will be paid in RSUs to more closely align the directors' interests with the Company's stockholders and to conserve cash flow. The following table summarizes the directors' compensation in 2020:

NAME	FEES EARNED		RSUs (1)		TOTAL
Cheryl A. Larabee	$24,500	(2)	$187,476	(3)	$211,976
Daniel R. Maurer	$16,750	(2)	$127,713	(3)	$144,463
Michael T. Birch	$13,750	(2)	$120,063	(3)	$133,813
P. Scott Stubbs	$17,500	(2)	$129,626	(3)	$147,126
Ronald Garriques	$—	(4)	$98,813	(4)	$98,813
Edward Terino	$—	(4)	$98,813	(4)	$98,813
1.This column shows the full grant date fair market value of the RSUs granted as computed under ASC Topic 718 and the expense attributable to these awards that will be recorded over the vesting period (excluding estimates for forfeitures in case of awards with service-based vesting). Assumptions and methodologies used in the calculation of these amounts are included in footnotes to our audited financial statements for the fiscal year ended December 31, 2019, which are included in our Annual Report on Form 10-K filed with the SEC.
2.Each member of the Board received a cash base fee of $13,750 in the first quarter of 2020. Ms. Larabee received an additional $8,750 and $2,000 as chair of the Board and the Nominating, Governance, and Sustainability Committee, respectively. Mr. Maurer received $3,000 in additional fees as chair of the Compensation Committee. Mr. Stubbs received $3,750 in additional fees as chair of the Audit Committee.
3.Each individual received an RSU grant of $120,063. Ms. Larabee will receive an additional $62,313 and $5,100 as chair of the Board and the Nominating, Governance, and Sustainability Committee, respectively. Mr. Maurer will receive an additional $7,650 as chair of the Compensation Committee. Mr. Stubbs will receive an additional $9,563 as chair of the Audit Committee.
4.Messrs. Garriques and Terino were appointed by the Board as directors on April 15, 2020 and as such, their compensation was prorated.

Corporate Governance
Corporate Governance Guidelines and Code of Ethics
The Board has adopted guidelines to effectively pursue ZAGG's objectives for the benefit of its stockholders (the “Corporate Governance Guidelines”), which can be accessed at our corporate website at http://investors.zagg.com (The URL is included here as an inactive textual reference). Our Corporate Governance Guidelines are intended to supplement our bylaws and Board committee charters. The Nominating, Governance, and Sustainability Committee reviews our Corporate Governance Guidelines at least annually and then, as it deems appropriate, recommends amendments to the Board.
The Board has also adopted a code of business conduct and ethics (the “Code of Ethics”) that is applicable to our directors, officers (including our principal executive officer, principal financial officer, and principal accounting officer or controller), and employees. The Code of Ethics contains general guidelines for conducting our business consistent with the highest standards of business ethics, and is intended to qualify as a “code of ethics” under applicable securities regulations.
Risk Oversight
Our Board has overall responsibility for the oversight of our risk management. Day-to-day risk management is the responsibility of management, which has implemented processes to identify, assess, manage, and monitor risks that face us. Our Board, either as a whole or through its committees, regularly discusses with management our major risk exposures, their potential impact on us, and the steps we take to monitor and control such exposures.
In conjunction with our Board’s general risk oversight responsibility, the Board delegates certain risk oversight duties to Board committees as follows:

RISK OVERSIGHT DUTY	BOARD COMMITTEE(S)	RESPONSIBILITY
Monitoring of credit, liquidity, regulatory, operational, cyber, and enterprise risks.	Audit Committee; the Board	Regular reviews with management, internal and external auditors, and other advisers.
Review of accounting and financial controls, related party transactions, and assessment of business risks.	Audit Committee	Regular reviews with management and periodic meetings with independent registered public accounting firms.
Monitoring of our governance, sustainability, and succession risk.	Nominating, Governance, and Sustainability Committee; the Board	Regular reviews with management and outside advisors.
Monitoring CEO succession and our compensation policies and related risks.	Compensation Committee; the Board	Regular reviews with management and outside advisors.
Short-Term or Speculative Transactions Policy
The Board has adopted a policy which prohibits our directors, officers, and other employees from engaging in short-term or speculative transactions involving our securities, such as publicly traded options, short sales, puts and calls, hedging transactions, and holding our securities in a margin account (the “Transaction Policy”).
The Board believes that it is inappropriate for our directors, officers, other employees, or our subsidiaries to hedge or monetize transactions to lock in the value of holdings in our securities. Such transactions, while allowing the holder to own our securities without the full risks and rewards of ownership, potentially separate the holder’s interests from those of our stockholders. The objective of the Transaction Policy is to prohibit direct or indirect engagement in hedging against future declines in the market value of any of our securities through the purchase of financial instruments designed to offset such risk.
None of our directors, officers, other employees, or our subsidiaries may, at any time, directly or indirectly, engage in any kind of hedging transaction that could reduce or limit such person’s holdings, ownership, or interest in or to any of our Common Stock or other securities, including, without limitation, outstanding stock options, deferred stock, restricted stock units, or other compensation awards, the value of which are derived from, referenced to, or based on the value or market price of our securities. Prohibited transactions include the purchase by directors, officers, or other employees of financial instruments, including, without limitation, prepaid variable forward contracts, instruments for short sale or purchase or sale of call or put options, equity swaps, collars, or units of exchangeable funds, that are designed to or that may reasonably be expected to have the effect of hedging or offsetting a decrease in the market value of any of our securities.
Any person who violates the Transaction Policy will be subject to disciplinary action which may include, but is not limited to, termination of employment or restrictions on future participation in our equity incentive plans.

Additionally, any executive officer or director must seek approval of the Board prior to any pledge of our securities, such approval to be included in the minutes of the meetings or consent resolution of the Board; provided, that only a pledge or loan of our securities that does not involve a prepaid variable forward contract or similar transaction will be considered.
As of the date of this Proxy Statement, all of our directors and executive officers were in compliance with the Transaction Policy.
Certain Relationships and Related Transactions
None of our directors or executive officers, nor any proposed nominee for election as a director, nor any person who beneficially owns, directly or indirectly, more than 5% of any class of our voting securities, nor any members of the immediate family (including spouse, parents, children, siblings, and in-laws) of any of the foregoing persons had or has any material interest, directly or indirectly, in any transaction during 2019 or in any presently proposed transaction which, in either case, has materially affected or will materially affect us.
We make a concerted effort to review potential transactions with our executive officers and directors from the standpoint of whether any related party transaction issues would be involved, and consider any such issues, including the approval, ratification, and disclosures relating to such transactions, on a case-by-case basis.
Environmental, Social and Governance Initiatives
Overview
Corporate social responsibility has long been an integral part of our business and corporate culture. As sustainability “best practices” evolve over time, so will our Environmental, Social and Governance (“ESG”) initiatives and respective disclosures.
In 2018, we created a “Sustainability Working Group” consisting of dedicated internal resources and external advisors to address ESG factors related to us. The goal of the Sustainability Working Group is to improve our long-term performance utilizing ESG factors material to our business. Our framework for ESG factor evaluation and disclosure is informed by potential opportunities and risks for our business, views of our stockholders, leading ESG ratings agencies, and leading ESG reporting frameworks. Among the ESG reporting frameworks, we primarily utilized the Sustainability Accounting Standard Board's (“SASB”) Sustainability Accounting Standards relevant for our industry (SASB industry classification: Apparel, Accessories and Footwear and the Multiline and Specialty Retailers and Distributors). We also consider The Task Force on Climate-Related Financial Disclosures (“TCFD”) framework. We determined that many of the topics in those standards represent trends and uncertainties that may materially impact our operational performance or financial condition.
In addition to considering the ESG impacts on our business, the views of our stockholders, the leading ESG frameworks, and ESG ratings agencies, we considered the ESG perspectives of other stakeholders, including but not limited to our employees, customers, and the communities in which we operate.
Our sustainability disclosures will evolve over time as our business continues to grow. During the second quarter of 2020, we plan to launch our first Sustainability web page to be included as part of ZAGG.com, which will provide more granular details on our ESG initiatives. For the purposes of this report, our Board, management, and Sustainability Working Group identified the following topics for high-level disclosure: Supply Chain, Products and Packaging, Cybersecurity, Employee Diversity and Inclusion, Political/Lobbying Contributions, and Employee Transportation Incentives.
Supply Chain
In 2019, we updated our Manufacturer's Code of Conduct to comply with the Responsible Business Alliance (“RBA”) Code of Conduct. The RBA Code of Conduct is a set of social, environmental and ethical industry standards. The RBA Code of Conduct reference international standards and norms including the Universal Declaration of Human Rights, ILO International Labor Standards, OECD Guidelines for Multinational Enterprises, ISO and SA standards, and many more.
Manufacturers’ Accountability – In addition to the RBA Code of Conduct, we comply with the California Transparency in Supply Chain Act, we have a zero-tolerance policy for slavery and human trafficking, and we hold our manufacturers to the highest standards. We require each of our manufacturers to agree to and execute our Manufacturer’s Code of Conduct, which in addition to the foregoing, requires our manufacturers to comply with all applicable laws and regulations, to treat each employee with dignity and respect, to not discriminate, and to provide all employees with a safe and healthy workplace. Furthermore, each manufacturer agrees that its factory may be inspected at any time and that any noncompliance will represent a breach of the applicable supply agreement. We have the right to fine suppliers for non-compliance.
We annually engage in internal verification activities to identify, assess and manage the risks of human trafficking in our product supply chain. We require each manufacturer to sign an agreement stating that it will only use subcontractors or independent contractors who are compliant with and agree to our Manufacturer’s Code of Conduct.

Internal Accountability – We have internal procedures for determining whether employees or contractors are complying with company standards regarding slavery and human trafficking. Our legal department conducts an annual training in which employees are trained on human trafficking and slavery awareness within our manufacturers. Our operations and product teams are required to attend such training as those departments are primarily responsible for monitoring compliance. Furthermore, we require each employee to be familiar with our Manufacturer’s Code of Conduct.
Foreign Corrupt Practice Act Policy – We comply with the Foreign Corrupt Practices Act of 1977, as amended (“FCPA”). The FCPA makes it illegal for U.S. persons, including U.S. companies and their subsidiaries, officers, directors, employees, agents, and any stockbrokers acting on their behalf, to bribe foreign officials. The FCPA also requires U.S. companies and their subsidiaries to keep accurate and complete books and records and to maintain proper internal accounting controls. All of our employees are required to sign our FCPA policy and complete FCPA education.
Products and Packaging (units in thousands)
We regularly review our product packaging for environmental impact and cost. In 2018 and 2019, we made several modifications to our packaging across several brands. We plan to continue to consider packaging modifications for other product offerings and their respective environmental impacts moving forward.
BRAVEN – In 2018, we changed the packaging for our BRAVEN product line from acrylic to paper packaging. In addition, we opted to use white rather than black dry molded pulp trays to avoid the use of harmful oils/chemicals required in their development. In addition to being more environmentally friendly, the new BRAVEN packaging resulted in a 53% cost reduction.
mophie – In 2019, we removed magnets and replaced internal tray packaging with paper/pulp packaging for all juice pack packaging. With respect to our PowerBoost® products, we have identified a sustainable solution and are implementing this in early 2020.
Gear4 – In 2019, we implemented sustainable product development as well as sustainable packaging changes. Recycled water bottles and other recycled materials are now used for the cover material and the clip for the Oxford case. These rolling changes have affected more than 400 cases to date. In addition, we removed all poly bags and replaced plastic hang tags with card hang tags that are made from discarded materials.
InvisibleShield – In 2019, we reduced non-recyclable outer box materials. We removed the inner plastic blister, replaced the plastic hang tag with eco-friendly material and removed the internal poly bags to make the InvisibleShield packing more sustainable. All packaging changes are rolling out in the first quarter of 2020.
InvisibleShield On-Demand – ISOD machines create a premium InvisibleShield screen protector in store. Utilizing this technology creates 96% savings on packaging and a 95% reduction in shipping footprint.
Warranty Mailer Program
In 2018, we invested in the packaging of our warranty mailer program. We offer a limited lifetime replacement program for our glass products. If the glass scratches or breaks, even through normal daily use, we will replace it for a $5.99 shipping and handling cost. The previous warranty process included a complete retail packaged glass replacement, packing slip, and return envelope, packed in a heavy card stock outbound shipping envelope. The new warranty mailer process eliminates the need for a packing slip and uses a different envelope that is 37% less paper, reducing costs as well as the environmental impact.
The implementation of a streamlined, environmentally friendly warranty replacement system not only led to a significant reduction in material used, but also reduced Carbon Dioxide (“CO2”) emissions. In 2018 alone, this new system reduced material usage by approximately 180,394 pounds, a 43.1% weight reduction. CO2 emissions from pre-consumer freight were reduced by over 447 tons. In addition, 89.6% of the materials used in the new system are recyclable, as opposed to only 64.1% of the materials used previously.
In 2019, we implemented an additional waste reduction element and no longer require consumers to return their damaged InvisibleShield screen protector. We anticipate this will eliminate 31 tons of non-recyclable waste, annually and decrease our carbon footprint by 354 pounds of CO2 emissions due to eliminating the transportation of over 3 million envelopes at the weight of 1 ounce each.
Cybersecurity
We continually monitor and address cybersecurity risk. We have taken action to ensure data privacy and security for our customers on our e-commerce platform as well as require regular cybersecurity training for our employees.

New employees are required to complete cybersecurity training upon hire and all other employees are required to complete cybersecurity training on an annual basis. The cybersecurity training topics include General Data Protection Regulation requirements, email security, strong password creation and usage and phishing. The phishing training has provided tangible results. Our phishing click rate has been steady between 8.4% and 8.7%, which is industry leading and well below the industry average of 13%.
Our 2018 acquisition activity created many disparate e-commerce shopping experiences. In 2019, we introduced a single consolidated e-commerce platform supporting cross brand shopping. The consolidated e-commerce platform bolstered the following cybersecurity defenses by: providing a modern, supported platform by Magento; consolidating to a single codebase to support and secure one site compared to three different code bases under the previous sites; use of an application firewall built into the product to reduce ZAGG’s exposure to Distributed Denial-of-Service (“DDoS”) attacks; and deploying software updates managed by the Magento support staff.
In 2020, we will continue to review password policies across the organization. Our IT department will begin looking into and testing passwordless policies by using FIDO2 keys and Authenticator apps to eliminate a significant attack vector while also simplifying the user login experience. Conditional Access Policies are also being implemented to enhance the requirements necessary to access company resources and services. These new policy requirements will help reduce or eliminate completely the effectiveness of certain attack schemes including phishing and vishing. We recently implemented a SIEM platform, which has been instrumental in consolidating system events and security logs. This has dramatically improved our incident hunting measures and improved overall security analytics for our security team.
Diversity
We have a responsibility to create a workplace where our employees can thrive. We foster an inclusive culture where our employees can fully contribute their skills and talents. We want our employees to be valued and supported both at work and in their communities. We strive to maintain an environment of mutual respect, free of discrimination or harassment. At ZAGG, we seek to enable and support our employees by fostering transparency, collaboration and community.
The tables below provide information about our gender and ethnic employee diversity. Since 2017, we have increased in gender and ethnic diversity.

	FOR THE YEARS ENDED DECEMBER 31,
	2019	2018	2017
Female	44.9%	39.1%	39.6%
Male	55.1%	60.9%	60.4%
Total	100.0%	100.0%	100.0%

	FOR THE YEARS ENDED DECEMBER 31,
	2019	2018	2017
Asian	22.2%	9.0%	$7.0%
Black or African American	2.6%	2.7%	$1.6%
Hispanic or Latino	5.6%	6.5%	$6.2%
Native Hawaiian or Other Pacific Islander	0.2%	0.4%	$0.3%
Not Specified	1.1%	7.5%	$10.8%
Two or more races	3.0%	3.7%	$1.1%
White	65.3%	70.2%	$73.0%
Total	100.0%	100.0%	100.0%
Employee Engagement
ZAGG seeks to ensure all employees at all of our geographic office locations feel supported and a part of our team. To do so, we routinely solicit feedback, such as in our employee experience surveys. ZAGG uses a third-party, human capital management platform to conduct the employee surveys and benchmark against 700 other companies. This feedback provides actionable insights into both our strengths and opportunities for improvement. On average, our employee survey results outperform the benchmark. This year, ZAGG received especially high employee approval ratings for senior leadership. In addition, employees reported a high motivation to work hard for the success of the company and a clear understanding of the Company’s overall goals, objectives and business strategy.

Political/Lobbying Contributions
We have made no material political or lobbying contributions.
Employee Transportation Incentives
Corporate sustainability is an integral part of our culture. We encourage our employees to limit their carbon footprint by providing transportation incentives.
Public Transit Incentive – We provide up to a $50 credit each month to each employee who uses public transit. The incentive is pro-rated for monthly employee usage.
Carpool Incentive – Our employees who carpool 3 or more days per week, each week during a month, are eligible to receive a $50 gas card at the end of the month. Our employees who carpool 1-2 days per week, each week during a month, are eligible to receive a $25 gas card at the end of the month.
Zero or Low-Emissions Vehicle Incentive – We are committed to taking steps to improve the environment in our local community. To this end, we provide a one-time incentive to employees who purchase a zero or low emissions vehicle. Employees who purchase a new electric or hybrid vehicle may be eligible for a $5,000 incentive. Employees who purchase a used electric or hybrid vehicle may be eligible for a $1,000 incentive.
The table below presents the number of employees who qualified for the public transit incentive, carpool incentive, and zero or low-emissions vehicle incentive by participating office since 2017.

	FOR THE YEARS ENDED DECEMBER 31,
	2019	2018	2017

Public Transit Incentive	26	13	2
Carpool Incentive	39	47	25
Zero or Low-Emission Vehicle Incentive	6	14	7
Total	71	74	34
In response to the COVID-19 pandemic, we suspended the public transit incentive, carpool incentive, and zero or low-emission vehicle incentive at the beginning of second quarter through the end of 2020 as a measure to provide enhanced financial flexibility within the Company.
Meetings and Committees of the Board
Each director is expected to devote sufficient time, energy and attention to ensure diligent performance of his or her duties and to attend all Board, committee and stockholders’ meetings. For the fiscal year ended December 31, 2019, there were four regular meetings of the Board. Ms. Larabee and Messrs. Ahern, Maurer, Birch, and Stubbs each attended, in person or by telephone, all of the regular meetings of the Board and the committees on which he or she served (in each case during the period in which he or she served).
Our Corporate Governance Guidelines set forth a policy which encourages directors to attend our Meeting. Four of our directors attended the 2019 Meeting.
Committees of the Board
The Board has three standing committees to facilitate and assist the Board in the execution of its responsibilities: (1) Audit Committee, (2) Compensation Committee, and (3) Nominating, Governance, and Sustainability Committee. Each committee acts pursuant to a written charter adopted by the Board. Each committee’s charter is available on our corporate website at http://investors.zagg.com (the URL is included here as an inactive textual reference). All of the committees are comprised solely of non-employee, independent directors as required by NASDAQ standards.

The table below shows membership for each of the standing Board committees as of December 31, 2019:

AUDIT	COMPENSATION	NOMINATING, GOVERNANCE, AND SUSTAINABILITY
P. Scott Stubbs (Chair)	Daniel R. Maurer (Chair)	Cheryl A. Larabee (Chair)
Cheryl A. Larabee	Cheryl A. Larabee	Daniel R. Maurer
Daniel R. Maurer	Michael T. Birch	Michael T. Birch
Michael T. Birch	P. Scott Stubbs	P. Scott Stubbs
Audit Committee
P. Scott Stubbs, Cheryl A. Larabee, Daniel R. Maurer, and Michael T. Birch served on the Audit Committee in 2019. The Board has determined that P. Scott Stubbs and Cheryl A. Larabee are “audit committee financial experts” within the meaning established by the SEC. The primary responsibility of the Audit Committee is to assist the Board in fulfilling its oversight responsibility by reviewing and appraising:
•the integrity of our financial statements, our accounting, auditing, and financial reporting processes;
•the management of business and financial risk and the internal controls environment;
•our compliance with legal and regulatory requirements and ethics programs as established by management and the Board, which shall be in conjunction with any recommendations by the Nominating, Governance, and Sustainability Committee with respect to the corporate governance standards;
•the reports resulting from the performance of audits by the independent auditor and the internal audit team;
•the qualifications, independence and performance of our independent auditors; and
•the performance of our internal audit team.
The Audit Committee also has responsibility for reviewing and making recommendations to our independent directors regarding related person transactions with the Company and any other potential conflicts of interest of the Board members and our executive officers. In addition, the Audit Committee has oversight of cybersecurity, and ensuring that the Company is appropriately addressing security risks in our IT, network, and computer ecosystem.
The Report of the Audit Committee is set forth later in this Proxy Statement.
Compensation Committee (Including Interlocks and Insider Participation)
Daniel R. Maurer, Cheryl A. Larabee, Michael T. Birch, and P. Scott Stubbs served on the Compensation Committee in 2019. None of the directors who served on the Compensation Committee in 2019 has ever served as one of our officers or employees or is or was a participant in fiscal 2019 in a related person transaction with the Company. None of our NEOs serves as a member of the compensation committee or board of directors of any entity that has an executive officer serving on our Compensation Committee or as a member of our Board.
The primary responsibilities of the Compensation Committee are to:
•approve an overall compensation philosophy for our NEOs considering our goals and objectives;
•select performance metrics aligned with our business strategy;
•review and approve our executive cash and stock-based compensation plans;
•review and approve any benefit plans, retirement and deferred compensation or other perquisites offered to the NEOs and other eligible employees;
•review our compensation practices so that they do not encourage imprudent risk taking;
•review and make recommendations to the Board regarding compensation for service on the Board and the Board committees; and
•develop and recommend to the Board for approval an executive officer succession plan.
Nominating, Governance, and Sustainability Committee (Including Nomination Process)
Cheryl A. Larabee, Daniel R. Maurer, Michael T. Birch, and P. Scott Stubbs served on the Nominating, Governance, and Sustainability Committee in 2019. The policy of the Nominating, Governance, and Sustainability Committee is to consider stockholder recommendations for candidates to serve as our directors when properly submitted in accordance with our bylaws.

The primary responsibilities of the Nominating, Governance, and Sustainability Committee are to:
•review and recommend individuals to the Board for nomination as members of the Board and its committees;
•develop and review our Corporate Governance Guidelines;
•monitor compliance with the Code of Ethics;
•ensure the Company complies with FCPA and does not bribe any foreign officials, as well as maintain proper internal accounting controls;
•review and recommend approval of corporate governance policies and practices;
•review the Company’s new director orientation program and continuing director education programs; and
•oversee the process developed by the Board for an annual performance evaluation of the Board and its committees and the conduct of such evaluation.
In evaluating stockholder recommendations, the Nominating, Governance, and Sustainability Committee seeks to achieve a balance of knowledge, experience, and capability on the Board and to address the membership criteria described below. Any stockholder wishing to recommend a candidate for consideration by the Nominating, Governance, and Sustainability Committee should submit a recommendation in writing indicating the candidate’s qualifications and other relevant biographical information (including without limitation, name, age, business and residence address, principal occupation, class and number of shares of the Company held by the candidate) and provide confirmation of the candidate’s consent to serve as a director. This information should be addressed to the Nominating, Governance, and Sustainability Committee at the following address:
ZAGG Inc
Attention: Secretary
910 West Legacy Center Way, Suite 500
Midvale, Utah 84047
As contemplated by our Corporate Governance Guidelines, the Nominating, Governance, and Sustainability Committee reviews the appropriate skills and characteristics required of directors in the context of the current composition of the Board, at least annually.
The criteria considered by the Nominating, Governance, and Sustainability Committee in evaluating director nominees include, without limitation, the following:
•a candidate must demonstrate integrity, accountability, informed judgment, financial literacy, creativity, and vision;
•a candidate must be prepared to represent the best interests of all our stakeholders, not just those of a particular constituency;
•a candidate must have a record of professional accomplishment in his or her chosen field; and
•a candidate must be prepared and able to participate fully in Board activities, including membership on Board committees.
The above criteria are not exhaustive and the Nominating, Governance, and Sustainability Committee may consider other qualifications and attributes that it believes are appropriate in evaluating the ability of an individual to serve as a director. Additionally, different factors may assume greater or lesser significance at particular times and the needs of the Board may vary in light of its composition and the Nominating, Governance, and Sustainability Committee’s perceptions about future issues and needs.
The Nominating, Governance, and Sustainability Committee does not have a formal policy regarding diversity, but as described above considers a broad range of attributes and characteristics in identifying and evaluating nominees for election to the Board. The Nominating, Governance, and Sustainability Committee assesses the appropriate size of the Board, and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Nominating, Governance, and Sustainability Committee considers various potential candidates for directors. Candidates may come to the attention of the Nominating, Governance, and Sustainability Committee through various means, including current directors, stockholder recommendations, or other referrals. Candidates are evaluated at meetings of the Nominating, Governance, and Sustainability Committee, and may be considered at any point during the year.
There have been no material changes to the procedures by which stockholders may recommend nominees to the Board since we last provided this disclosure.

Stockholder Engagement
Our Board and management value the opinions and feedback of our stockholders, and we are committed to ongoing engagement with, and listening to, our stockholders. Our stockholder engagement team consists of our CFO, our general counsel, ICR, an external investor relations firm, Aon, a professional services firm, and the Chairperson of our Compensation Committee.
In response to discussions with stockholders, the Compensation Committee has made a number of enhancements to our executive compensation program. The Compensation Committee will continue to closely monitor the executive compensation program in an effort to align the interests of our executive officers with the interests of our stockholders and to address material concerns raised by stockholders.
Stockholders and other interested parties who wish to communicate with the Board on these or other matters may contact us at IR@zagg.com or by mail at ZAGG Inc, Attention: Secretary, 910 West Legacy Center Way, Suite 500, Midvale, Utah 84047.
Executive Officer Biographies
In addition to Chris Ahern, our CEO and director, whose biographical information is set forth above, the following individuals currently serve as our executive officers.
Taylor Smith, 41 , was appointed to serve as our CFO effective March 31, 2019, after previously serving as our Vice President of Finance and Accounting. Mr. Smith has the responsibility for the common support areas of finance, accounting, treasury, and investor relations. Prior to his promotion to Vice President, Finance and Accounting in January 2013, Mr. Smith served as our Director of SEC Reporting. Before joining ZAGG in July 2011, Mr. Smith served in various roles at KPMG starting in August 2004, including senior manager, manager, senior associate, and associate within the audit group. Mr. Smith is a licensed CPA and holds a B.S. and a Masters in Accountancy from Brigham Young University.
Jim Kearns, 59, was appointed to serve as our COO in August 2018, with responsibility for designing, implementing, and overseeing our business operations and information technology. Mr. Kearns has more than 30 years of experience in business transformation, customer loyalty, and operational management. Prior to joining us, Mr. Kearns was Vice President of Hewlett-Packard (“HP”) from August 2013 to August 2018, where he led a team responsible for processing and end-to-end management of all HP enterprise orders, and pre- and post-sales support. During his five years at HP, Mr. Kearns demonstrated strong leadership across several operational functions and established a proven track record of delivering material results. Prior to HP, Mr. Kearns spent 15 years at Dell in several operational roles, including as the executive director in charge of EMEA sales operations. In this role, Mr. Kearns identified and led a significant amount of process transformation and managed change across all business functions to enhance customer experience, operational efficiency, and business growth. Mr. Kearns earned his Bachelor’s Degree in Business Management from the Institute of Commercial Management in the United Kingdom and has completed post graduate studies in electronic engineering, 6 Sigma, and quality and environmental management.

PROPOSAL 2:
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has appointed KPMG as our independent registered public accounting firm (independent auditors) to audit our 2020 consolidated financial statements and internal control over financial reporting as of December 31, 2020. We are seeking stockholder ratification of such action. Stockholder ratification of the appointment of KPMG is not required by our bylaws or otherwise. However, we are submitting the appointment of KPMG to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will consider whether or not to retain KPMG. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interest of the Company and the stockholders.

THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE
RATIFICATION OF APPOINTMENT OF KPMG AS OUR INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2020.

KPMG, an independent registered public accounting firm, was engaged as our independent registered public accounting firm for the years 2010 to 2019.

Audit Committee Report
The responsibilities of the Audit Committee include providing oversight to our financial reporting process through periodic meetings with our independent registered public accounting firm and management to review accounting, auditing, internal controls, and financial reporting matters. Management is responsible for our internal controls and the financial reporting process. The independent registered public accounting firm, KPMG, is responsible for performing an independent audit of our consolidated financial statements and internal control over financial reporting in accordance with standards of the Public Company Accounting Oversight Board (the “PCAOB”) and for issuing reports thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.
In this context, the Audit Committee has met and held discussions with management and KPMG. Management represented to the Audit Committee that our consolidated financial statements were prepared in accordance with U.S. GAAP, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and KPMG. The Audit Committee discussed with KPMG matters required to be discussed by AS 1301, “Communication with Audit Committee,” as adopted by the PCAOB.
KPMG also provided to the Audit Committee the written disclosures required by applicable requirements of the PCAOB regarding KPMG’s communications with the audit committee concerning independence, and the Audit Committee discussed with KPMG that firm’s independence. The Audit Committee also considered all non-audit services provided by KPMG and verified that each was compatible with their independence.
Based upon the Audit Committee’s discussion with management and KPMG, and the Audit Committee’s review of the representation of management and the report of KPMG to the Audit Committee, the Audit Committee recommended that the Board include the audited financial statements in our Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC.
The Audit Committee
P. Scott Stubbs, Chair
Cheryl A. Larabee
Daniel R. Maurer
Michael T. Birch
It is expected that representatives of KPMG will attend the Meeting and be available to make a statement or respond to appropriate questions.

Audit Fees
For the years ended December 31, 2019 and 2018, we incurred fees to KPMG. Audit fees include the annual audit, the audit of the effectiveness of internal control over financial reporting, quarterly reviews, audit for business acquisitions, and accounting consultations. The decrease in total audit fees from 2018 to 2019 is primarily due to higher audit fees in connection with acquisition of Gear4 in 2018 compared to acquisition of HALO in 2019. Audit-related services incurred in 2019 primarily consisted of due diligence services in connection with the acquisition of HALO and a subscription fee for an online accounting research tool. Tax fees include U.S., foreign, and state income tax preparation and tax consultation. The Audit Committee believes KPMG’s independence has not been impaired by their non-audit services.
A summary of fees incurred to KPMG in 2019 and 2018 appears below:

FEE CATEGORY	2019	2018
Audit	$1,548,100	$1,349,615
Audit - Gear4 acquisition	—	400,000
Audit - HALO acquisition	150,000	—
Audit - HALO 2018 financial statements	—	130,000
Sub-total audit	1,698,100	1,879,615
Audit-related services	302,680	566,530
Tax services	582,582	339,756
Total fees	$2,583,362	$2,785,901
It is the policy of the Audit Committee to pre-approve audit, audit-related, tax and non-audit services to be performed by the independent registered public accounting firm and the related fees. The Audit Committee is authorized by the Board to delegate, within specified limits, the pre-approval of such services and fees to an individual member of the Audit Committee, provided that such individual shall report any decisions to pre-approve such services and fees to the full Audit Committee at its next regularly scheduled meeting. During 2019, no fees were approved by the Audit Committee after services were performed pursuant to the de minimis exception established by the SEC.

PROPOSAL 3:
ADVISORY VOTE ON EXECUTIVE COMPENSATION
Consistent with the vote of our stockholders, our Board has determined to submit the approval of our executive compensation annually to our stockholders on a non-binding basis. This proposal, commonly known as a “say-on-pay” proposal, gives stockholders the opportunity to express their views on the compensation of our NEOs. The vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs.
Our executive compensation program is designed to attract, motivate, and retain a talented team of executives. We seek to accomplish this goal in a way that rewards performance that is aligned with our stockholders’ long-term interests. We believe that our executive compensation program satisfies this goal and is strongly aligned with the long-term interests of our stockholders.
As depicted below, our executive compensation program received significant support from stockholders in the 2017, 2018, and 2019 vote.
In accordance with the requirements of Section 14A of the Exchange Act, we are including in this Proxy Statement a separate resolution, subject to a non-binding stockholder vote, to approve the compensation of our NEOs as disclosed in this Proxy Statement. Accordingly, the following resolution is submitted for stockholder vote at the Meeting:
RESOLVED, that the stockholders of ZAGG Inc approve, on an advisory basis, the compensation of its Named Executive Officers as disclosed in the Proxy Statement for the Meeting held June 11, 2020, pursuant to Item 402 of Regulation S-K, including the narrative discussion of executive compensation, the accompanying tabular disclosure regarding compensation of the Named Executive Officers and the corresponding narrative disclosure and footnotes.
As an advisory vote, this proposal is not binding on the Board. However, the Compensation Committee, which is responsible for designing and administering our executive compensation program, values the opinions expressed by stockholders in their vote on this proposal and considers the outcome of the vote when making future compensation decisions for our NEOs.

THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF THE NAMED EXECUTIVES, AS DISCLOSED IN THIS PROXY STATEMENT.

Compensation Discussion and Analysis
The compensation discussion and analysis describes the material components of the 2019 executive compensation program, including the compensation objectives, principles, practices, and decisions as they relate to our NEOs, and outlines the compensation paid to NEOs during the fiscal year ended December 31, 2019.
Our 2019 NEOs

NAME	TITLE
Chris Ahern	Chief Executive Officer & Director
Taylor Smith	Chief Financial Officer	(1)
Jim Kearns	Chief Operating Officer
Bradley Holiday	Former Chief Financial Officer	(2)
Brian Stech	Former President	(3)
1.On March 11, 2019, the Company announced that Mr. Smith would be promoted to serve as CFO effective March 31, 2019. Before his appointment as CFO, Mr. Taylor served as Vice President of Finance and Accounting of ZAGG.
2.Effective March 31, 2019, Mr. Holiday resigned as CFO of ZAGG.
3.Effective July 17, 2019, Mr. Stech resigned as President of ZAGG.
Executive Summary
The Compensation Committee believes that emphasis on variable, performance-based compensation at our senior executive levels is a key element in achieving a pay-for performance culture and in aligning management’s interests with those of our stockholders. When determining target executive pay, the Compensation Committee attempts to ensure that compensation is closely aligned with our overall strategy and that it motivates executives to achieve superior performance, which hopefully leads to better stockholder returns.
Elements of 2019 Executive Compensation
Our executive compensation in 2019 was comprised of three primary elements:

	ELEMENT	FORM	PURPOSE	HOW IT LINKS TO PERFORMANCE
Fixed	Base Salary	Cash	To provide a stable, market comparable, reliable source of income.	●	Reviewed annually; adjustments made based on individual and Company performance
At-Risk	Short-Term Performance Based	Cash	To reward the achievement of annual financial and operational goals.	●	Targets linked to cost reduction, functional team goals, and strategic initiatives
				●	Maximum and minimum thresholds based on achievement of cost reduction, functional team goals and targets, and strategic initiatives
	Long-Term	RSUs	To reward the achievement of	●	Performance-based
	Performance Based		our long-term performance and strategic goals.	●	Three-year graded vesting from the date of grant
				●	Adjusted EBITDA and Net Sales targets
				●	Maximum and minimum thresholds based on achievement of goals and targets

Target Pay Mix
The relative mix of 2019 target compensation for NEOs is presented in the chart below:
1.Mr. Holiday and Mr. Stech's pay mix are not included in the target pay mix above due to their resignation in March 2019 and July   2019, respectively. Mr. Smith's target compensation was based on a prorated portion of his target, being CFO for nine months and VP, Finance and Accounting for three months in 2019 .
Performance-based vs. Nonperformance-based Compensation
As discussed above, our executive compensation program is designed to focus on pay-for-performance. The following table illustrates our effort to align our NEO compensation with our financial performance and other performance-related goals. As depicted below, over 50% of the NEO compensation is based on their performance:

1.Mr. Hales, former CEO, was not included due to his resignation in March 2018. One-time nonperformance-based bonuses granted to Messrs. Ahern, Holiday, Stech, and Kearns were excluded in the 2018 compensation. If such one-time nonperformance-based bonuses were included in 2018 total compensation, the percentage of the performance-based compensation would be 39%.
2.Mr. Holiday and Mr. Stech were not included due to their resignations in March 2019 and July 2019, respectively.
Base Salary
During the fourth quarter Board meeting held each October, the Compensation Committee reviews benchmarking data from the peer group and industry based on positions and companies with similar size to ensure that the NEOs’ salaries are set at levels that are competitive. In addition, the NEOs' salaries are based on their individual performance, current responsibilities, expertise, and expected future contributions. None of our NEOs are currently party to an employment agreement that provides for automatic or scheduled increases in their base salary.

NAME	2019 ANNUAL BASE SALARY ($)	2018 ANNUAL BASE SALARY ($)	PERCENTAGE INCREASE (DECREASE) COMPARED TO 2018 BASE SALARY (%)
Chris Ahern	$550,000	$500,000	10%	(1)
Taylor Smith	$267,500	$230,000	16%	(2)
Jim Kearns	$400,000	$400,000	0%	(3)

1.Mr. Ahern's base salary was increased during 2019 to bring his compensation more closely in line with competitive levels.
2.Mr. Smith’s base salary was increased during 2019 after being promoted to CFO on March 31, 2019.
3.Mr. Kearns was hired in August 2018.
4.Mr. Holiday and Mr. Stech were not included due to their resignations in March 2019 and July 2019, respectively.
Short-term Incentive - Cash Bonus
We tie NEO bonuses to specific goals linked to cost reductions, functional team goals, and strategic initiatives, which are measured monthly and paid in quarterly cash bonuses. Since the implementation of these strategic and functional goals, we have seen improved operating efficiency and competitiveness.
20% of the short-term incentive is linked to a $10.0 million cost reduction goal in 2019. If the cost reduction effort exceeds the goal of $10.0 million, the NEOs will be awarded an additional bonus, which increases for every dollar over $10.0 million, but is capped at a 115% payout. We are constantly working to drive cost of goods and operating costs out of the business to better leverage our growing sales. During 2019, we were successful in achieving various product costs down by over $12.0 million.
20% of the short-term incentive is linked to functional team goals. We have 27 teams, each responsible for establishing appropriate performance goals at the department and team level, resulting in 102 goals tracked and reported monthly. Mr. Ahern was compensated based on the achievement of these 102 goals spread among the 27 ZAGG teams. Messrs. Smith and Kearns were compensated based on their specified team goals. These specific goals for the NEOs were established at the beginning of the fiscal year by each respective functional team and approved by the CEO. The CEO’s cash incentive bonus was tied to the achievement of the NEOs’ goals, all of which are designed to improve operational processes to reduce costs, increase productivity, enhance competitive positioning, and improve financial results.

The remaining 60% of the short-term incentive is linked to strategic initiatives, including on-time product launches, $97.8 million in sales from businesses acquired in 2018 and 2019, $48.7 million in sales from e-commerce and $105.7 million in sales from international regions. As a product company, on-time product launches are important to maintain market leadership and meet the demands of our various customers. We consider the sales channels from our acquired businesses, e-commerce and international regions as critical to both our short and long-term success. We view all of these strategic goals as critical to our 2019 performance.

NAME	GOAL	TARGET BONUS (% OF BASE SALARY)	TARGET BONUS ($)	TOTAL TARGET ACHIEVED (%)(1)	ACTUAL BONUS EARNED ($)(2)
Chris Ahern	20% of Cost Reduction, 20% of Functional Team Goals and 60% of Strategic Initiatives Achieved	100%	$550,000	101%	$555,206
Taylor Smith (3)	20% of Cost Reduction, 20% of Functional Team Goals and 60% of Strategic Initiatives Achieved	30%	$80,250	101%	$80,901
Jim Kearns	20% of Cost Reduction, 20% of Functional Team Goals and 60% of Strategic Initiatives Achieved	40%	$160,000	101%	$161,590

1.The goals are set at the beginning of the year based on the achievement of the cost reduction target with weighting of 20%, team goals with weighting of 20%, and strategic initiatives with weighting of 60% (25% tied to business acquisitions sales of $97.8 million, 25% tied to e-commerce sales of 48.7 million, 25% tied to international regions sales of $105.7 million and 25% tied to on time product launches). Thus, the ultimate cash bonus to each NEO is based on (1) the achievement of the individual goals and (2) the weight of each goal. If a goal is not achieved in a given period which is measured quarterly, the cash pay-out associated with that particular goal is $0. As the cost reduction effort exceeded 115% of the $10.0 million target, the NEOs were awarded additional bonuses. The following table illustrates breakdown of the total short-term incentive target achieved:

GOAL	WEIGHTING	TOTAL TARGET ACHIEVED (%)
Cost Reduction	20%	115%
Functional Team Goals	20%	99%
Strategic Initiatives Achieved:
On-time Product Launch goals	15%	99%
Sales from Businesses Acquired in 2018 and 2019	15%	86%
Sales from E-commerce	15%	95%
Sales from International Regions	15%	107%
Total Strategic Initiatives Achieved	60%	97%

Total Short-Term Incentive Achieved	100%	101%

2.The goals achieved during the fourth quarter of 2019 were paid out in the first quarter of 2020. Thus, the above represents cash awards earned during 2019 although full payment did not occur until 2020.
3.Mr. Smith's target bonus was based on a prorated portion of his target being CFO for nine months and VP, Finance and Accounting for three months in 2019.
Note: Mr. Holiday and Mr. Stech were not included due to their resignations in March 2019 and July 2019, respectively.
Long-term Incentive - RSUs
The goals of the long-term incentive program are to:
•align the financial interests of our NEOs and stockholders;
•motivate decision making that improves financial performance over the long-term;
•recognize and reward superior financial performance;
•provide a retention element to our compensation program; and
•promote compliance with the stock ownership guidelines for executives.
2019 Summary of Performance Metrics
Upon review of the results of yearly outreach to stockholders and best practices as defined by the leading proxy advisers, the Compensation Committee annually evaluates possible adjustments to further tie compensation to our performance. A summary of the 2019 performance metrics is as follows:

METRIC	WEIGHTING	MINIMUM THRESHOLD (85%)	TARGET (100%)	MAXIMUM (115%)	ACTUAL 2019
Net Sales	50%	$535,500,000	$630,000,000	$724,500,000	$521,922,000
Adjusted EBITDA	50%	$73,100,000	$82,000,000	$98,900,000	$44,749,000
For every 1.0% increase or decrease relative to the target, the shares actually earned under each NEO’s RSU grant is increased or decreased by 1.5% and are subject to additional time-based vesting criteria. RSUs vest one-third after the end of the one-year performance period in March 2020 and an additional one-third each in March 2021 and March 2022. No RSUs vest if the minimum threshold for each metric is not met. Grants are capped even if the maximum net sales and Adjusted EBITDA metrics are exceeded (Please see Annex A for definition of Adjusted EBITDA).
As the 2019 operating results did not meet the minimum threshold for either financial metric indicated above, no performance-based RSUs were vested for the NEOs. For 2019, we used a one-year performance period for performance-based awards that vest over a three-year period because the Compensation Committee believed a one-year performance period was appropriate given the rapid changes within the industry and the difficulty in forecasting beyond one year. However, in an effort to more closely align with peers and the overall market trends, beginning in 2020, NEOs' performance-based RSUs will be linked to a three-year target for net sales and Adjusted EBITDA, and will be on a three-year cliff vesting schedule.

NAME	TARGET RSU GRANT (1)	TARGET RSU GRANT (% OF BASE SALARY)	TARGET RSUs (#)	IMPACT OF NET SALES TARGET ACHIEVED ON TARGET RSUs (#)	IMPACT OF ADJUSTED EBITDA TARGET ACHIEVED ON TARGET RSUs (#)	NET RSUs EARNED (#)	PERCENT OF RSUs EARNED (%)
Chris Ahern	$900,000	164%	90,817	(45,408)	(45,409)	—	—%
Taylor Smith	$200,000	75%	20,182	(10,091)	(10,091)	—	—%
Jim Kearns	$225,000	56%	22,704	(11,352)	(11,352)	—	—%

1.Represents the full grant date fair market value of the restricted stock unit awards as computed under ASC Topic 718 and the expense attributable to restricted stock unit awards granted to be recorded over the vesting period. Assumptions and methodologies used in the calculation of these amounts are included in footnotes to our audited financial statements for the fiscal year ended December 31, 2019, which are included in our Annual Report on Form 10-K filed with the SEC.
2.Mr. Holiday and Mr. Stech were not included due to their resignations in March 2019 and July 2019, respectively.
In granting performance-based RSUs to the NEOs, the Compensation Committee considers the impact of the grant on our financial performance, as determined in accordance with the requirements of ASC Topic 718. For long-term awards, we record expense in accordance with ASC Topic 718.
Total 2019 Compensation
As discussed above, our executive compensation program is designed to focus on pay-for-performance. In 2019, over 60% of NEO's compensation was based on performance. The following table illustrates the compensation, including base salary, short-term cash bonus and long-term RSU bonus, earned by NEOs during 2019 compared to total target compensation:

NAME	TOTAL COMPENSATION TARGET	TOTAL COMPENSATION EARNED	TOTAL COMPENSATION EARNED %	COMPENSATION FORFEITED DUE TO PERFORMANCE	COMPENSATION FORFEITED DUE TO PERFORMANCE %
Chris Ahern	$2,000,000	$1,105,206	55%	$894,794	45%
Taylor Smith	$547,750	$346,318	63%	$201,432	37%
Jim Kearns	$785,000	$561,590	72%	$223,410	28%
Elements of 2020 Executive Target Compensation
To more closely align our compensation program with peers, the Compensation Committee has approved a new compensation plan for our NEOs for 2020. The new plan, as discussed below, consists of annual base salary, short-term performance-based cash incentives, long-term RSU incentives, and long-term performance-based bridge RSUs. All the performance-based compensation is subject to the achievement of various operational and financial goals established in the beginning of 2020.
Base Salary
The Compensation Committee approved an increase in base salary for the NEOs to be comparable to the market effective on January 1, 2020; however, in response to the COVID-19 pandemic, effective on April 15, 2020, Mr. Ahern took a 15% reduction in his base salary, and Messrs. Smith and Kearns took a 10% reduction in their base salary until further notice, but which will be evaluated each quarter.
Short-term Performance-based Cash Incentives
The NEOs can earn the cash incentives quarterly by meeting their specific team goals and strategic initiatives established by the Company, and approved by the Compensation Committee. 20% of the short-term incentive is linked to functional team goals and the remaining 80% of the short-term incentive is linked to the strategic initiatives, including the following:
1.On-time Product Launches - Prior to the beginning of each quarter, the executive team will determine a plan of record for the product launches whereby the NEOs can earn the short-term incentives when at least 85% of the plan of record is achieved. If the achievement of the plan of record is below 85%, no short-term incentives will be paid out.
2.Quarter-end Trailing Twelve Months (“TTM”) Inventory Turns - The short-term incentive will be earned based on achievement of quarter-end TTM inventory turns determined at the beginning of 2020 by the executive team.

3.Net Sales from Acquisitions in 2018 and 2019 - Net sales in this category includes net sales generated from brands acquired in 2018 and 2019. The net sales target was determined at the beginning of 2020 by the executive team and the short-term incentives will be paid out based on percentage achieved of the net sales target. No short-term incentives will be paid out if the achievement of the net sales target is below 85%. A potential 15% upside or downside adjustment will be determined based on final net sales result.
4.Net Sales from Direct to Consumer - Net sales in this category includes net sales generated through Amazon, QVC/HSN, and ZAGG.com. The net sales target was determined at the beginning of 2020 by the executive team and the short-term incentives will be paid out based on the percentage achieved of the net sales target. No short-term incentives will be paid out if the achievement of the net sales target is below 85%. A potential 15% upside or downside adjustment will be determined based on final net sales result.
Long-term Incentives
The long-term incentives include time-based RSUs and performance-based RSUs. In order to retain our experienced senior executives, time-based RSUs are granted to the NEOs in which the RSUs will vest over three years from the date of grants on the condition of continued employment to the Company.
To reward the NEOs for the achievement of our long-term performance and strategic goals, performance-based RSUs are granted to the NEOs whereby the performance-based RSUs will be measured equally on targets of three-year net sales and three-year Adjusted EBITDA. The amount ultimately earned after three years will be adjusted based on actual performance versus the target. The target will be adjusted as follows: a) 5.0% increase in shares actually earned for every 1.0% above the net sales target (capped at 20% over target) and 3.3% increase in shares actually earned for every 1.0% above the Adjusted EBITDA target (capped at 30% over target), or b) 2.5% decrease in shares actually earned for every 1.0% below the net sales target (no bonus will be earned if 20% below the net sales target) and 1.7% decrease in shares actually earned for every 1.0% below the Adjusted EBITDA target (no bonus will be earned if 30% below the Adjusted EBITDA target). The performance-based RSUs will vest in the third year if the three-year financial performance metric is met, and continued employment of the NEOs is required.
Long-term Performance-based Bridge RSUs
To ensure competitiveness of the Company's 2020 compensation program relative to peers, the Compensation Committee granted “bridge” awards to the NEOs to bring the total compensation more in line with the market and stabilize the earnings opportunity for management during the transition from annual 1/3 vesting per year to 3 year cliff vesting in the new 2020 long term RSU plan. The performance-based bridge RSUs will be measured equally on targets of international net sales and cost reductions in 2020. The target will be adjusted as follows: a) 5.0% increase in shares actually earned for every 1.0% above the international net sales target (capped at 20% over target) and 3.3% increase in shares actually earned for every 1.0% above the cost reductions target (capped at 30% over target) or b) 2.5% decrease in shares actually earned for every 1.0% below the international net sales target (no bonus will be earned if 20% below the international sales target) and 1.7% decrease in shares actually earned for every 1.0% below the cost reductions target (no bonus will be earned if 30% below the cost reductions target). These awards will vest equally over three years if the financial performance metrics in 2020 are met, and continued employment of the NEOs is required.
The following table indicates the change of the NEOs' compensations in 2020 compared to 2019:

	2019 TARGET COMPENSATION				2020 TARGET COMPENSATION
NAME	ANNUAL BASE SALARY	ST CASH INCENTIVES (PERFORMANCE-BASED)	LT RSU INCENTIVES (PERFORMANCE-BASED)	TOTAL	ANNUAL BASE SALARY	ST CASH INCENTIVES (PERFORMANCE-BASED)	LT RSU INCENTIVES (TIME-BASED)	LT RSU INCENTIVES (PERFORMANCE-BASED)	LT Bridge RSU INCENTIVES (PERFORMANCE-BASED)	TOTAL	CHANGE %
Chris Ahern	$550,000	$550,000	$900,000	$2,000,000	$532,500	$600,000	$440,000	$660,000	$550,000	$2,782,500	39%
Taylor Smith	$267,500	$80,250	$200,000	$547,750	$310,800	$134,400	$106,000	$159,000	$132,500	$842,700	54%
Jim Kearns	$400,000	$160,000	$225,000	$785,000	$407,000	$176,000	$106,000	$159,000	$132,500	$980,500	25%

Executive Compensation Philosophy
Our compensation philosophy mirrors our overall business strategy. Our executive compensation program is centered on a pay-for-performance philosophy, which aligns executive compensation with stockholder value and ultimately impacts our compensation program design. We are keenly focused on creating a competitive, efficient, and sustainable business that provides real and on-going value to stockholders. The following principles govern our compensation philosophy:

PRINCIPLES GUIDING OUR EXECUTIVE COMPENSATION
Link a significant portion of compensation to Company and individual performance.		Talent acquisition and retention.
We believe that compensation levels should reflect performance, both corporate and individual. This is accomplished by:
●	Motivating, recognizing and rewarding individual excellence.	●	We strive to offer compensation that is competitive with that offered by comparable companies regionally and globally to attract, retain and reward our NEOs.
●	Paying short-term cash bonuses based upon measurable corporate financial and individual performance goals.	●	We align management’s interests with those of stockholders.
●	Linking long-term compensation to our performance-based on net sales and Adjusted EBITDA.	●	We seek to implement programs that will encourage NEOs to remain with us and to increase long-term stockholder value by providing competitive compensation and granting long-term stock-based awards with a 3-year vesting period.
Executive Compensation Practices
The objective of our executive compensation program is to align the actions of our executives with our performance. Below is a discussion of the executive compensation practices implemented to drive executive performance, as well as practices not implemented, as they do not support our stockholders’ long-term interests.
1.All of our NEOs participate in a performance-based stock incentive bonus plan, which compensates executives completely based on our achievement of financial metrics. The NEOs also participate in a performance-based cash incentive bonus, which compensates executives completely based on the achievement of operational, functional team, and strategic goals. This practice aligns our executive incentives with our financial performance and the creation of stockholder value.
2.The stock awards granted to our CEO, CFO and COO that provide for accelerated vesting in the event of a CIC have a “double-trigger” instead of a “single trigger.”
3.Within five (5) years from the date of the executive’s hire or promotion, all of our NEOs are required to own shares of Common Stock having an aggregate value at least equal to: (i) five times the base salary for our CEO and (ii) three times the base salary of all other executive officers. In addition, in the same time frame, members of the Board are required to own shares of Common Stock having an aggregate value at least equal to three times the cash portion of their annual Board compensation. The Board reviewed compliance with the equity ownership guidelines during 2019 and all NEOs and members of the Board are either in compliance currently or are expected to be so in advance of the applicable deadline.
4.The pay-for-performance compensation packages offered to our executives consist of a combination of base salary, performance-based cash incentives, time-based stock awards, and performance-based stock awards designed to incentivize our executive officers to achieve performance results that deliver both short-term and long-term stockholder value.

5.We employ an incentive clawback policy under which the Compensation Committee has the right, subject to applicable state and federal law, to require any executive to repay performance-based compensation paid if there is a material financial restatement of results for any prior fiscal year, which results in over payment of performance-based incentives for the applicable fiscal year.
6.Prohibit cash buyouts and share recycling associated with SARs and options.
7.Require all awards to include a minimum 12-month vesting period (subject to limited exceptions).
8.We do not re-price our stock options and would not do so without stockholder approval.
9.We do not provide our executive officers with excise tax gross-ups.
10.We do not reset or amend any of the performance goals or targets used to set executive compensation programs in a fiscal year.
11.We do not provide dividend equivalents on unvested equity awards.
Executive Compensation Procedures

Role of the Compensation Committee
The Compensation Committee has responsibility for establishing and monitoring our executive compensation programs and for making decisions regarding the compensation of the NEOs. In fulfillment of such responsibility, the Compensation Committee performs the following tasks:
•Studies executive compensation market data and trends;
•Seeks advice from compensation consultants regarding best practices;
•Monitors policies published by certain proxy advisory firms, including Institutional Shareholder Services (“ISS”) and Glass Lewis & Co.;
•Evaluates the economic, strategic and organizational challenges facing us;
•Establishes base salaries, and determines short-term and long-term pay-for-performance compensation for the NEOs;
•Presents CEO’s overall compensation package to the entire Board for ratification;
•Administers our incentive compensation and stock-based plans; and
•Makes regular reports to the Board, including an annual report, with the approval or disapproval of management’s recommendations for material changes in NEOs’ existing retirement and benefit plans.
The Compensation Committee finalizes the executive compensation decisions after reviewing our performance and evaluating the NEOs’ performance against established goals, leadership ability, Company responsibilities, and current compensation arrangements. To assist in this process, it reviews a compensation analysis for each NEO to understand how each element of compensation relates to other elements and to the compensation package as a whole. The compensation analysis summarizes the total compensation opportunity, including fixed and variable compensation, perquisites and potential payments upon termination or change of control. In addition, the compensation analysis includes a summary of historical compensation.
The Compensation Committee also monitors, administers, and approves awards under our various pay-for-performance compensation plans for all levels within the Company, including awards under our Amended and Restated 2013 Equity Incentive Award Plan.
Role of Our CEO and Other Senior Executive Officers
Our CEO also serves as a director and is uniquely positioned to serve as a resource to the Board and the Compensation Committee in many of its compensation decisions, and in their evaluation of the issues, opportunities, and challenges facing us and our industry. This support may help inform the identification of key performance metrics and indicators that may be used in setting performance-based compensation. Our CEO is close to our day-to-day operations and is able to identify key contributors and top performers within the Company, which helps to ensure that their compensation accurately reflects their responsibilities, performance, future expectations, and experience levels. While our CEO recuses himself from any Board or Compensation Committee discussions that involve his own compensation, his recommendations and feedback, along with the feedback and recommendations of our other senior executive officers, are often taken into consideration by the Board and the Compensation Committee when setting compensation levels.

Role of Consultants
From time to time, the Compensation Committee may engage consultants to perform compensation studies related to current executive and Board compensation, including a review of cash and stock-based compensation to executives and the Board. The Compensation Committee has sole authority over consultants, who work exclusively for the Board, and do not provide additional services to management or the executive team. The Compensation Committee has sole authority to hire and fire any such consultants.
In fiscal year of 2019, we retained Aon to provide input and guidance on our NEO and Board compensation relative to our peer group.
Peer Group
To initially formulate our peer group, the Compensation Committee identified companies that were technology-focused and/or producers of consumer branded products of similar size (1/3 to 3x ZAGG 's revenue) and complexity. The executive benchmarking data from the peer group was size-adjusted based upon our revenue using a regression analysis.
After evaluating the peer group previously determined in 2018, Callaway Golf Company was removed from the peer group warranted for 2018 due to its fast growing business that is no longer considered an appropriate comparator to the Company. The remaining companies in the peer group identified below continue to be representatives of the competitive market against which the Company competes for executive talent and approved the group for benchmarking purposes.

COMPANIES IN PEER GROUP
CSS Industries, Inc.	JAKKS Pacific, Inc.	Plantronics, Inc.
Daktronics Inc.	Johnson Outdoors Inc.	Roku, Inc.
Dolby Laboratories, Inc.	Libbey Inc.	Summer Infant, Inc.
Hamilton Beach Brands Holding Company	Lifetime Brands, Inc.	Turtle Beach Corporation
iRobot Corporation	Nautilus, Inc.	Universal Electronics Inc.
The Compensation Committee intends to review the peer group regularly to confirm its validity relative to ZAGG before using it for benchmarking purposes.
Benchmarking
On an annual basis, the Compensation Committee considers a number of factors in establishing or recommending a target total compensation opportunity for each executive including, but not limited to, market data, tenure in position, experience, sustained performance, and internal pay equity. Although the Compensation Committee strives to be at the median, it does not target a specific market position.
Compensation Risk Assessment
Management and the Compensation Committee have assessed our compensation policies and practices with respect to all employees to determine whether risks arising from those policies and practices are reasonably likely to have a material adverse effect on us. In doing so, management and the Compensation Committee considered various features and elements of the compensation policies and practices that discourage excessive or unnecessary risk taking. As a result of the assessment, we have determined that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.
NEO Employment and Severance Agreements and Change-in-Control Policies
During 2019, Messrs. Ahern, Smith, and Kearns had employment agreements with us and each of the employment agreements included an employee severance component and a compensation addendum with parameters established each fiscal year by the Compensation Committee.
In April 2020, the Board adopted an executive severance plan (“Executive Severance Plan”) to standardize severance agreements across the executive team. In addition, the Executive Severance Plan includes a severance plan related specifically to a CIC of the Company.
Messrs. Ahern, Smith, and Kearns’ employment with us is “at will,” and either we or they may terminate their employment at any time with or without cause.
The Compensation Committee reviews Messrs. Ahern, Smith, and Kearns’ base salary and other compensation annually, and revises such amounts at its discretion. In addition to base salary and annual time-based RSU awards, they may receive an annual cash incentive bonus and/or annual performance-based RSU awards as determined by the Compensation Committee, subject to the achievement of various operational and financial goals. All RSU awards are issued and vest pursuant to the terms of our grants discussed in detail above under Long-term Incentive - RSUs.
Termination Without Cause Policy
Pursuant to the Executive Severance Plan, if Messrs. Ahern, Smith, or Kearns is subject to a termination without cause or terminates his employment for good reason, such individual will be entitled to the following after the date of separation, subject to such individual's execution of a separation or settlement agreement containing in a general release of known and unknown claims against the Company (“Release Agreement”):

SEVERANCE PAYMENTS EQUAL TO
	ANNUAL BASE SALARY	ANNUAL TARGETED BONUS
NAME	100%	PRORATION (1)
Chris Ahern	✓	✓
Taylor Smith	✓	✓
Jim Kearns	✓	✓
1.The annual targeted bonus will be pro-rated based on the number of days worked during the year in which the date of termination occurs, divided by the total number of days in such year.
These severance payments will be paid bi-monthly in accordance with our normal payroll practices and will commence no later than the 60th day following the date of separation. We will also pay the premiums to continue the executive’s group health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) for up to 12 months if the individual is eligible for COBRA and has elected continuation coverage under applicable rules. However, our COBRA obligations shall immediately cease to the extent the executive becomes eligible for substantially equivalent health insurance coverage from a subsequent employer.
Change-in-Control Termination (“Double Trigger”) Policy
Pursuant to the Executive Severance Plan, if Messrs. Ahern, Smith, or Kearns is subject to a termination without cause or terminates his employment for good reason after a CIC event (each as defined in the Executive Severance Plan), such individual will be entitled to the following after the date of separation, subject to such individual's execution of the Release Agreement:

SEVERANCE PAYMENTS EQUAL TO
	ANNUAL BASE SALARY		ANNUAL TARGETED BONUS
NAME	200%	100%	200%	100%
Chris Ahern	✓		✓
Taylor Smith		✓		✓
Jim Kearns		✓		✓
These severance payments will be paid bi-monthly in accordance with our normal payroll practices and will commence no later than the 60th day following the date of separation. In addition, each outstanding incentive award will accelerate to 100% vesting and become exercisable upon the later of the effective date of the Release Agreement and as of the day immediately prior to the consummation of a CIC. We will also pay the premiums to continue the executive’s group health insurance coverage under the COBRA if the individual is eligible for COBRA and has elected continuation coverage under applicable rules. Mr. Ahern will be covered by COBRA for up to 18 months and also receive a single lump-sum payment in the amount equal to six months of his monthly COBRA premium payment on the 60th day after the date of termination. Messrs. Smith and Kearns will be covered by COBRA for up to 12 months. However, our COBRA obligations shall immediately cease to the extent the executive becomes eligible for substantially equivalent health insurance coverage from a subsequent employer.
Termination for Cause Policy
If a NEO’s employment is terminated by us for cause, the NEO is entitled to no compensation or benefits from us other than those earned through the date of termination. A termination “for cause” occurs if the NEO is terminated for any of the following reasons: (i) theft, dishonesty or falsification regarding employment history or our records; (ii) improper disclosure of our confidential or proprietary information resulting in damage to us; (iii) any action by the executive which has a material detrimental effect on our reputation or business; (iv) the executive’s failure or inability to perform any assigned duties after written notice from the Company to them of, and a reasonable opportunity to cure, such failure or inability; (v) the executive’s conviction (including any plea of guilty or no contest) of a felony, or of any other criminal act if that act impairs their ability to perform the duties under the employment agreement; or (vi) the executive’s failure to cooperate in good faith with a governmental or internal investigation or our directors, officers or employees, if we have requested their cooperation.
Section 162(m) Treatment Regarding Pay-for-Performance Stock-based Awards
Under Section 162(m) of the Internal Revenue Code of 1986, as amended, a public company is generally denied deductions for compensation paid to certain of its NEOs to the extent the compensation for any such individual exceeds $1,000,000 for the taxable year. Generally, in structuring compensation for our NEOs, we consider whether a form of compensation will be deductible; however, other factors as discussed above may be of greater importance than preserving deductibility for a particular form of compensation.
Beginning with fiscal 2018, the exception for performance-based compensation has been eliminated. To maintain flexibility in compensating executive officers in view of the overall objectives of our compensation program, the Compensation Committee has reserved the right to grant compensation that is not tax deductible should it determine that doing so will better meet our objectives.

Report of the Compensation Committee
The Compensation Committee has reviewed the foregoing compensation discussion and analysis and discussed with our management the information set forth herein. Based on such review and discussions with management, the Compensation Committee recommended to the Board that the foregoing compensation discussion and analysis be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and in our Proxy Statement for the 2020 Meeting.
The Compensation Committee
Daniel R. Maurer, Chair
Cheryl A. Larabee
Michael T. Birch
P. Scott Stubbs

Executive Compensation Tables
Summary Compensation Table
The following table summarizes information for the fiscal years ended December 31, 2019, 2018 and 2017, concerning the compensation paid (salary and bonus) or granted (stock-based compensation) to our NEOs who served as executive officers during 2019.

NAME AND PRINCIPAL POSITION	YEAR	SALARY ($)	NON-EQUITY INCENTIVE CASH AWARD ($)		RSUs ($)(1)	ALL OTHER COMPENSATION ($)		TOTAL ($)
Chris Ahern	2019	$550,000	$555,206		$—	$37,383	(5)	$1,142,589
CEO and Director (2)	2018	$477,651	$832,077		$766,726	$148,961	(6)	$2,225,415
	2017	$400,000	$143,493		$588,769	$306,805	(7)	$1,439,067

Taylor Smith	2019	$265,417	$80,901		$—	$33,193	(5)	$379,511
CFO (3)	2018	$229,000	$83,714		$309,810	$31,266	(6)	$653,790
	2017	$186,473	$33,668		$40,018	$26,671	(7)	$286,830

Jim Kearns	2019	$400,000	$161,590		$—	$38,723	(5)	$600,313
COO (4)	2018	$127,175	$146,376		$210,034	$7,354	(6)	$490,939
	2017	$—	$—		$—	$—	(7)	$—

Bradley Holiday	2019	$264,293	$509,160		$—	$111,706	(5)	$885,159
Former CFO (3)	2018	$340,000	$124,833		$210,027	$28,996	(6)	$703,856
	2017	$340,000	$95,530		$249,394	$28,313	(7)	$713,237

Brian Stech	2019	$250,000	$98,404		$—	$58,691	(5)	$407,095
President (2)	2018	$400,000	$180,463	(8)	$761,368	$30,952	(6)	$1,372,783
	2017	$400,000	$113,892		$763,070	$27,372	(7)	$1,304,334

1.Represents the full grant date fair market value of the restricted stock unit awards as computed under ASC Topic 718 and the expense attributable to restricted stock unit awards granted to be recorded over the vesting period. In 2019, all the restricted stock unit awards were forfeited due to performance criteria not being met by the NEOs. Assumptions and methodologies used in the calculation of these amounts are included in footnotes to the Company’s audited financial statements for the fiscal years ended December 31, 2019, 2018, and 2017, which are included in our Annual Reports on Form 10-K filed with the SEC.
2.On March 7, 2018, the Board appointed Mr. Ahern to serve as CEO and a director, and Mr. Stech was appointed as President of ZAGG. Throughout 2017 and until March 7, 2018, Mr. Ahern served as President of mophie and ZAGG International, while Mr. Stech served as our CCO. Effective July 17, 2019, Mr. Stech resigned as our President.
3.Effective March 31, 2019, Mr. Holiday stepped down as our CFO and Mr. Smith was promoted to CFO. Prior to that promotion, Mr. Smith served as our Vice President of Finance and Accounting.
4.Mr. Kearns was hired on August 13, 2018. During 2018, Mr. Kearns was paid in British pounds sterling (“GBP”). To ensure comparability, the 2018 compensation disclosure has been translated from GBP to US dollars on a constant currency basis using the average 2018 exchange rate.
5.All other compensation for 2019 consisted of the following:

	401K MATCHING	SEVERANCE PAYMENT	HSA EMPLOYER CONTRIBUTION	FINANCIAL PLANNING	INSURANCE	IRISH PENSION	GROUP TERM LIFE	TOTAL
Chris Ahern	$14,000	$—	$1,500	$5,688	$15,965	$—	$230	$37,383
Taylor Smith	$11,911	$—	$—	$2,137	$18,922	$—	$223	$33,193
Jim Kearns	$14,000	$—	$708	$—	$4,951	$18,333	$731	$38,723
Bradley Holiday	$14,000	$81,667	$1,500	$5,712	$7,684	$—	$1,143	$111,706
Brian Stech	$14,000	$33,333	$1,500	$—	$9,718	$—	$140	$58,691

6.All other compensation for 2018 consisted of the following:

NAME	401K MATCHING	HOUSING ALLOWANCE	MOVING EXPENSE	IRISH PENSION	HSA EMPLOYER CONTRIBUTION	INSURANCE	GROUP TERM LIFE	TOTAL
Chris Ahern	$13,750	$102,581	$14,779	$—	$1,000	$16,611	$240	$148,961
Taylor Smith	$11,746	$—	$—	$—	$—	$19,305	$215	$31,266
Jim Kearns	$—	$—	$—	$7,354	$—	$—	$—	$7,354
Bradley Holiday	$13,750	$—	$—	$—	$1,000	$11,198	$3,048	$28,996
Brian Stech	$13,750	$—	$—	$—	$1,000	$15,962	$240	$30,952

7.All other compensation for 2017 consisted of the following:

NAME	401K MATCHING	HOUSING ALLOWANCE	MOVING EXPENSE	IRISH PENSION	INSURANCE	GROUP TERM LIFE	TOTAL
Chris Ahern	$7,400	$183,121	$104,829	$2,862	$8,593	$—	$306,805
Taylor Smith	$11,007	$—	$—	$—	$15,517	$147	$26,671
Jim Kearns	$—	$—	$—	$—	$—	$—	$—
Bradley Holiday	$13,500	$—	$—	$—	$14,813	$—	$28,313
Brian Stech	$13,500	$—	$—	$—	$13,872	$—	$27,372

Grants of Plan-based Awards
The following table summarizes potential 2019 payouts available to our NEOs under our annual short-term incentive cash bonus plan and long-term performance-based stock award compensation plan during 2019. Our Compensation Discussion and Analysis above describes our annual performance-based cash bonus and stock award opportunities, performance targets, and actual amounts earned during 2019.

		ESTIMATED FUTURE PAYOUTS UNDER NON-EQUITY INCENTIVE PLAN AWARDS (1)			ESTIMATED FUTURE PAYOUTS UNDER EQUITY INCENTIVE PLAN AWARDS (1)			GRANT DATE FAIR VALUE OF RSUs($) (3)
NAME	GRANT DATE	THRESHOLD ($)	TARGET ($)	MAXIMUM ($)	THRESHOLD RSUs (#)	TARGET RSUs (#)	MAXIMUM RSUs (#)
Chris Ahern	N/A (1)	$—	$550,000	$550,000
	March 15, 2019 (2)				70,383	90,817	111,251	$900,000

Taylor Smith	N/A (1)	$—	$80,250	$80,250
	March 15, 2019 (2)				15,641	20,182	24,723	$200,000

Jim Kearns	N/A (1)	$—	$160,000	$160,000
	March 15, 2019 (2)				17,596	22,704	27,812	$225,000

Bradley Holiday (4)		$—	$—	$—	—	—	—	$—

Brian Stech (4)		$—	$—	$—	—	—	—	$—

1.Represents threshold, target, and maximum performance-based short-term incentive cash and stock awards to the NEOs (see prior discussion).
2.Represents threshold, target, and maximum performance-based RSUs, vesting of which was based on the achievement of specified metrics determined and agreed to on the grant date. These awards were granted on March 15, 2019. Due to our failure to meet our minimum threshold for the predetermined performance metrics, these individuals did not earn any of these awards.
3.Reflects the full grant date fair market value of the restricted stock unit awards granted as computed under ASC Topic 718 and the expense attributable to these awards that will be recorded over the vesting period. Assumptions and methodologies used in the calculation of these amounts are included in footnotes to our audited financial statements for the fiscal year ended December 31, 2019, which are included in our Annual Report on Form 10-K filed with the SEC.
4.Mr. Holiday resigned as CFO effective March 31, 2019 and Mr. Stech resigned as President effective July 17, 2019.
Outstanding NEO Stock Awards at Fiscal Year-end December 31, 2019

RESTRICTED STOCK UNITS
NAME	NUMBER OF RSUs THAT HAVE NOT VESTED (#)		MARKET VALUE OF RSUs THAT HAVE NOT VESTED ($) (9)
Chris Ahern	10,498	(1)	$85,139
	9,927	(2)	$80,508
	15,000	(3)	$121,650
	12,903	(4)	$104,643
	26,481	(5)	$214,761

Taylor Smith	10,498	(1)	$85,139
	7,993	(6)	$64,823
	6,620	(5)	$53,688
	1,389	(7)	$11,265

Jim Kearns	8,862	(8)	$71,871

Bradley Holiday	—	(10)	$—

Brian Stech	—	(10)	$—

1.This award was granted on November 9, 2016. These RSUs represent the unvested portion of the time-based grant. The remaining unvested RSUs as of December 31, 2019, vested on January 6, 2020.
2.This award was granted on February 3, 2017. These RSUs represent the portion of a performance-based grant that was ultimately earned. The remaining unvested RSUs as of December 31, 2019, vested on March 17, 2020.
3.This award was granted on August 1, 2017. These RSUs represent the unvested portion of the time-based grant. The remaining unvested RSUs as of December 31, 2019, will vest on August 1, 2020, provided the grantee continues to be employed with the Company on those dates.
4.This award was granted on March 7, 2018. These RSUs represent the unvested portion of the time-based grant. Of the remaining unvested RSUs as of December 31, 2019, 50% vested on March 7, 2020, and 50% will vest on March 7, 2021, provided the grantee continues to be employed with the Company on those dates.
5.This award was granted on April 3, 2018. These RSUs represent the unvested portion of a performance-based grant. Of the remaining unvested RSUs as of December 31, 2019, 50% vested on March 17, 2020, and 50% will vest on March 17, 2021, provided the grantee continues to be employed with the Company on those dates.
6.This award was granted on November 15, 2017. These RSUs represent the unvested portion of the time-based grant. Of the remaining unvested RSUs as of December 31, 2019, 50% vested on January 12, 2020, and 50% will vest on January 12, 2021, provided the grantee continues to be employed with the Company on those dates.
7.This award was granted on April 30, 2018. These RSUs represent the unvested portion of a performance-based grant. Of the remaining unvested RSUs as of December 31, 2019, 50% vested on March 17, 2020, and 50% will vest on March 17, 2021, provided the grantee continues to be employed with the Company on those dates.
8.This award was granted on September 4, 2018. These RSUs represent the unvested portion of a performance-based grant. Of the remaining unvested RSUs as of December 31, 2019, 50% vested on March 17, 2020, and 50% will vest on March 17, 2021, provided the grantee continues to be employed with the Company on those dates.
9.We calculated the market value using the number of unvested RSUs multiplied by $8.11, the closing stock price on the last trading day of 2019.
10.Mr. Holiday and Mr. Stech left the Company in March 2019 and July 2019, respectively, to pursue other interests and forfeited all unvested RSU awards.

NEO Restricted Stock Vested Table for the Year-ended December 31, 2019

RESTRICTED STOCK
NAME	NUMBER OF SHARES ACQUIRED ON VESTING (#)(1)		VALUE REALIZED UPON VESTING ($)(2)
Chris Ahern	64,284	(3)	$607,536

Taylor Smith	20,653	(4)	$217,428

Jim Kearns	4,431	(5)	$43,490

Bradley Holiday	47,073	(6)	$462,021

Brian Stech	61,976	(7)	$631,145

1.Represents the number of stock-based awards vested.
2.Computed as the fair market value of the RSUs upon vesting.
3.Includes 27,578 shares which Mr. Ahern elected to have the Company retain as part of a net share settlement to satisfy the applicable tax withholding liability related to the vesting of the applicable RSUs.
4.Includes 5,762 shares which Mr. Smith elected to have the Company retain as part of a net share settlement to satisfy the applicable tax withholding liability related to the vesting of the applicable RSUs.
5.Includes 1,236 shares which Mr. Kearns elected to have the Company retain as part of a net share settlement to satisfy the applicable tax withholding liability related to the vesting of the applicable RSUs.
6.Includes 13,133 shares which Mr. Holiday elected to have the Company retain as part of a net share settlement to satisfy the applicable tax withholding liability related to the vesting of the applicable RSUs.
7.Includes 17,291 shares which Mr. Stech elected to have the Company retain as part of a net share settlement to satisfy the applicable tax withholding liability related to the vesting of the applicable RSUs.
Potential Payments upon Termination or Change-in-Control
The information below describes and quantifies certain payments or benefits that would be payable under our existing plans and programs if a NEO’s employment were terminated or we undergo a CIC. These benefits are in addition to benefits generally available to all our salaried employees in connection with a termination of employment, such as disability and life insurance benefits and the value of employee-paid group health plan continuation coverage under the COBRA. As noted above, Chris Ahern, Taylor Smith, and Jim Kearns are subject to a standardized Executive Severance Plan that includes severance and CIC provision with us .
Accelerated Vesting of Performance-based Equity Awards upon Change-in-Control
Under our Amended and Restated 2013 Equity Incentive Award Plan, the Compensation Committee, which administers such plans, at its sole and absolute discretion, has the ability to accelerate the vesting of awards granted under such plan, though such acceleration of vesting is not mandated for performance-based awards.

Equity Compensation Plan Information
The following table sets forth certain information as of December 31, 2019, concerning securities authorized for issuance under all of our existing equity compensation plans:

PLAN CATEGORY	NUMBER OF SECURITIES TO BE ISSUED UPON VESTING OF RESTRICTED STOCK UNITS	WEIGHTED-AVERAGE EXERCISE PRICE OF OUTSTANDING OPTIONS (1)	NUMBER OF SECURITIES REMAINING AVAILABLE FOR FUTURE ISSUANCES UNDER EQUITY COMPENSATION PLANS (EXCLUDING SECURITIES REFLECTED IN THE FIRST COLUMN) (2)
Equity compensation plans approved by security holders	963,196	—	1,943,219
Equity compensation plans not approved by security holders	—	—	—
Total	963,196	—	1,943,219

1.Excludes RSUs because they have no exercise price.
2.Represents shares available for issuance under our Amended and Restated 2013 Equity Incentive Award Plan.
The Amended and Restated 2013 Equity Incentive Award Plan is an “omnibus plan” under which stock options, stock appreciation rights, performance share awards, restricted stock, and restricted stock units can be awarded. The Amended and Restated 2013 Equity Incentive Award Plan’s initial share reservation is 5,000,000 shares. The term of the plan is for 10 years from the date of original adoption of the Amended and Restated 2013 Equity Incentive Award Plan. As of December 31, 2019, there were 1,943,219 shares available for grant under the Amended and Restated 2013 Equity Incentive Award Plan.
2019 CEO Pay Ratio
As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), we are providing the following information about the relationship of the annual total compensation of our employees and the annual compensation of our CEO during 2019. The pay ratio included in this information is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.
For fiscal 2019:
•The annual total compensation of our median employee, other than Mr. Ahern, our CEO, was $52,458; and
•The annual total compensation of our CEO, was $1,142,589.
Based on this information, for fiscal 2019, the ratio of the annual total compensation of our CEO to the annual compensation of our median employee is 22 to 1.
To determine the median compensated employee, we made a direct determination from our total global employee population (excluding the CEO). Using a consistently applied compensation measure of base salary, bonuses earned during the year, the grant date fair market value of RSU awards made during 2019 as computed under ASC Topic 718, and other cash compensation, we ranked our employees from the highest paid to the lowest paid, and selected our median compensated employee. Our employee population was evaluated as of December 31, 2019. Non-U.S. employee compensation was converted to US dollars based on the 2019 average of daily exchange rates.
Because the SEC rules for identifying the median of the annual total compensation of our employees and calculating the pay ratio based on that median allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio for us, as other companies are headquartered in different locations, have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their pay ratios.

Security Ownership Information
Security Ownership of Directors and NEOs
The following table sets forth the beneficial ownership of the Common Stock as of April 17, 2020, for each director and nominee for director, each NEO, and by all directors (including nominees) and executive officers of the Company as a group.
Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of Common Stock granted as RSUs (excluding RSUs granted subject to performance conditions that have not yet been realized) were deemed outstanding for computing the percentage of the person holding such RSUs but are not deemed outstanding for computing the percentage of any other person, and was based upon the number of shares of the Common Stock issued and outstanding, as of April 17, 2020, which was 29,812,297 shares.

NAME	COMMON STOCK	UNVESTED RESTRICTED STOCK UNITS	TOTAL	BENEFICAL OWNERSHIP
Chris Ahern	91,951	93,359	185,310	(1)
Taylor Smith	49,896	22,133	72,029	(1)
Jim Kearns	17,666	18,564	36,230	(1)
Bradley Holiday	130,326	—	130,326	(1)
Brian Stech	203,817	—	203,817	(1)
Cheryl A. Larabee	125,475	16,667	142,142	(1)
Daniel R. Maurer	107,073	11,333	118,406	(1)
Michael T. Birch	9,887	11,333	21,220	(1)
P. Scott Stubbs	33,171	11,333	44,504	(1)
Ronald G. Garriques	—	27,046	27,046	(1)
Edward Terino	30,000	27,046	57,046	(1)
All officers and directors as a group (11 persons)	799,262	238,814	1,038,076	3.5%

1.Less than one percent.
5% or More Beneficial Owners
The following table sets forth, as of April 17, 2020, certain information regarding each entity who is known to be the beneficial owner of more than 5% of any class of our voting stock. Unless otherwise indicated below, to our knowledge, all persons listed below had sole voting and investing power with respect to their shares of capital stock, except to the extent authority was shared by spouses under applicable community property laws.
Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of Common Stock subject to options, warrants or convertible securities exercisable or convertible within 60 days of April 17, 2020, were deemed outstanding for computing the percentage of the person or entity holding such options, warrants or convertible securities but are not deemed outstanding for computing the percentage of any other person, and was based upon the number of shares of the Common Stock issued and outstanding, as of April 17, 2020, which was 29,812,297 shares.

TITLE OF CLASS	NAME AND ADDRESS OF BENEFICIAL OWNERS	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP		PERCENT OF CLASS
Common Stock	Blackrock, Inc. 55 East 52nd Street New York, NY 10055	2,400,070	(1)	8.1%
Common Stock	RBC Global Asset Management (U.S.) Inc. 50 South Sixth Street, Suite 2350 Minneapolis, MN 55402	2,204,495	(2)	7.4%
Common Stock	AREX Capital Management, LP 250 West 55th Street, 15th Fl New York, NY 10019	2,171,092	(3)	7.3%
Common Stock	Dimensional Fund Advisors LP Building One, 6300 Bee Cave Road Austin, TX 78746	2,090,459	(4)	7.0%
Common Stock	FMR LLC 245 Summer Street, Boston, MA 02210	1,930,931	(5)	6.5%

1.The information reported is based on a Schedule 13G/A filed with the SEC on February 6, 2020 by Blackrock, Inc.. Pursuant to the Schedule 13G/A, Blackrock, Inc. reports sole voting power with respect to 2,287,113 shares of Common Stock and sole dispositive power with respect to 2,400,070 shares of Common Stock.
2.The information reported is based on a Schedule 13G/A filed with the SEC on February 10, 2020 by RBC Global Asset Management (U.S.) Inc., an investment advisor. Pursuant to the Schedule 13G/A, RBC Global Asset Management (U.S.) Inc. reports shared voting power with respect to 1,204,740 shares of Common Stock and shared dispositive power with respect to 2,204,495 shares of Common Stock.
3.The information reported is based on a Schedule 13D filed with the SEC on October 22, 2019 by AREX Capital Management, LP, an investment advisor. Pursuant to the Schedule 13D, AREX Capital Management, LP reports shared dispositive power with respect to 2,171,092 shares of Common Stock and shared voting power with respect to 2,171,092 shares of Common Stock.
4.The information reported is based on a Schedule 13G/A filed with the SEC on February 12, 2020 by Dimensional Fund Advisors LP Pursuant to the Schedule 13G/A, Dimensional Fund Advisors LP reports sole voting power with respect to 1,988,279 shares of Common Stock and sole dispositive power with respect to 2,090,459 shares of Common Stock.
5.The information reported is based on a Schedule 13G filed with the SEC on February 7, 2020 by FMR LLC Pursuant to the Schedule 13G, FMR LLC reports sole voting power with respect to 671,154 shares of Common Stock and sole dispositive power with respect to 1,930,931 shares of Common Stock.

Other Information
Stockholder Proposal for the 2021 Meeting
If any stockholder intends to present a proposal to be considered for inclusion in our proxy material in connection with our 2021 Meeting, the proposal must be in proper form (per SEC Regulation 14A, Rule 14a-8-Stockholder Proposals) and received by the Secretary of the Company on or before December 29, 2020. Stockholder proposals to be presented at the 2021 Meeting which are not to be included in our proxy materials must be received by us no earlier than the close of business on March 13, 2021, nor later than the close of business on April 12, 2021.
Delivery of Documents to Stockholders Sharing an Address
In instances in which multiple holders of the Common Stock share a common address and are the beneficial owners, but not the record holders, of those shares of Common Stock, the holders’ banks, brokers or other nominees may only deliver one copy of this Proxy Statement and our 2019 Annual Report on Form 10-K, unless the applicable bank, broker or nominee has received contrary instructions from one or more of the stockholders. We will deliver promptly, upon written request, a separate copy of this Proxy Statement and our 2019 Annual Report on Form 10-K to any stockholder at a shared address to which a single copy of the documents was delivered. A stockholder who wishes to receive a separate copy of this Proxy Statement and our 2019 Annual Report on Form 10-K should submit a request by writing to Abby Barraclough, Corporate Secretary, ZAGG Inc, 910 West Legacy Center Way, Suite 500, Midvale, Utah 84047. Beneficial owners sharing an address who are receiving multiple copies of proxy materials and annual reports and who wish to receive a single copy of such materials in the future will need to contact their broker, bank or other nominee to request that only a single copy of each document be mailed to all stockholders at the shared address in the future.
Frequently Asked Questions
What is a proxy?
A proxy is your legal designation of another person to vote on your behalf. You are giving the individuals appointed by the Board as proxies (Chris Ahern and Taylor Smith) the authority to vote your shares in the manner you indicate.
Why did I receive more than one notice?
You may receive multiple notices if you hold your shares in different ways (e.g., joint tenancy, trusts, and custodial accounts) or in multiple accounts. If your shares are held by a broker (i.e., in “street name”), you will receive your notice or other voting information from your broker. In any case, you should vote for each notice you receive.
Who is qualified to vote?
You are qualified to receive notice of and to vote at the Meeting if you owned shares of Common Stock at the close of business on April 17, 2020 (the “Record Date”).
How many shares of Common Stock may vote at the Meeting?
As of the Record Date, there were 29,812,297 shares of Common Stock outstanding and entitled to vote. Each share of Common Stock is entitled to one vote on each matter presented at the Meeting.
What is the difference between a “stockholder of record” and a “street name” holder?
If your shares are registered directly in your name with Empire Stock Transfer, our transfer agent, you are a “stockholder of record.” If your shares are held in the name of a brokerage, bank, trust or other nominee as a custodian, you are a “street name” holder.
How can I vote on the proposals to be considered at the Meeting?
If you are a stockholder of record on the Record Date, there are four ways to vote:
•by voting at the Meeting in person or via the Internet at www.virtual shareholdermeeting.com/ZAGG2020;
•by completing, signing, dating and returning your proxy card by mail, if you request a paper copy of the proxy materials;
•by making a toll-free telephone call within the U.S. to Canada using a touch-tone telephone to the telephone number provided on your proxy card; or

•by voting on the internet. To vote on the internet, go to the website address indicated on your Internet Notice to complete an electronic proxy card. You will be asked to provide the control number from your Internet Notice.
If you plan to vote by telephone or internet in advance of the Meeting, your vote must be received by 11:59 p.m. Eastern Time on June 10, 2020 to be counted.
If you hold your shares in street name, which means your shares are held of record by a broker, bank or nominee, you will receive a notice from your broker, bank or other nominee that includes instructions on how to vote your shares. Your broker, bank or nominee will allow you to deliver your voting instructions over the internet and may also permit you to vote by telephone. In addition, you may request paper copies of the proxy statement and proxy card from your broker by following the instructions on the notice provided by your broker. If you hold shares in street name, you must obtain a legal proxy from the stockholder of record to vote in person at the Meeting.
We provide internet proxy voting to allow you to vote your shares online both before and during the Meeting, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.
Presence by attendance at the Meeting in person (including virtually through the virtual web meeting) or by proxy of a majority of the shares of Common Stock outstanding at the close of business on the Record Date and entitled to vote at the Meeting will be required for a quorum. Shares of Common Stock present by attendance at the Meeting or represented by proxy (including shares that abstain or do not vote with respect to one or more of the matters presented for stockholder approval and broker non-votes) will be counted for purposes of determining whether a quorum exists at the Meeting.
What are the Board’s recommendations on how I should vote my shares?
The Board recommends that you vote your shares as follows:
Proposal 1    FOR the election of all seven nominees for director with terms expiring at the next Meeting.
Proposal 2    FOR the ratification of the appointment of KPMG as our independent registered public accounting firm (independent auditors) for the fiscal year ending December 31, 2020.
Proposal 3    FOR approval on an advisory basis of the compensation of our named executive officers.
What are my choices when voting?
Proposal 1    You may cast your vote in favor of up to seven individual directors. You may vote for fewer than seven directors if you choose. You may also abstain from voting for any or all of the nominees for director.
Proposal 2    You may cast your vote in favor of or against the proposal, or you may abstain from voting.
Proposal 3    You may cast your vote in favor of or against the proposal, or you may abstain from voting.
How will my shares be voted if I do not specify how they should be voted?
If you sign and return your proxy without indicating how you want your shares to be voted, the proxies appointed by the Board will vote your shares as follows:
Proposal 1    FOR the election of all seven nominees for director with terms expiring at the next Meeting.
Proposal 2    FOR the ratification of the appointment of KPMG as our independent registered public accounting firm (independent auditors) for the fiscal year ending December 31, 2020.
Proposal 3    FOR approval on an advisory basis of the compensation of our named executive officers.
With respect to any other matter that properly comes before the Meeting, or any adjournment or postponement, as recommended by our Board, or, if no recommendation is given, they will vote in their own discretion.
Can I change or revoke my vote?
You may change or revoke your proxy at any time before it is exercised by:
●       mailing a revised proxy to the Secretary of the Company;
●       changing your vote on the internet website by the deadline set forth on your proxy card; or

●       voting while attending the Meeting in person or via the internet.
Attendance at the Meeting in person or through the internet will not itself be deemed to revoke your proxy unless you vote in person or via the internet while attending the Meeting. If you attend the Meeting in person or via the internet and want to vote in person or via the internet, you can request that your previously submitted proxy not be used. If you hold your shares in street name, you may change or revoke the voting instructions you provide to your broker, bank or nominee by following the specific directions provided to you by your broker, bank or nominee, or, if you have obtained a legal proxy from your broker, bank or nominee, by attending the Meeting and voting in person.
What vote will be required to approve each proposal?
If a quorum is present at the Meeting, the votes required for the proposals to be considered at the Meeting and the treatment of abstentions and broker non-votes in respect of such proposals are as follows:
Proposal 1 – Election of Directors. The seven nominees with the most votes will be elected as our directors, subject to our plurality plus policy described above. Abstentions and broker non-votes, if any, are not counted for purposes of electing directors and will have no effect on the results of this vote.
Proposal 2 – Ratification of KPMG as our Independent Registered Public Accounting Firm. The affirmative vote of a majority of the shares present in person (including by webcast) or represented by proxy and entitled to vote at the Meeting is required to ratify KPMG as our independent registered public accounting firm. Abstentions will count as present and be entitled to vote for purposes of this proposal. Broker non-votes are not considered entitled to vote on this proposal and, as a result, broker non-votes will have no effect on this proposal.
Proposal 3 – Advisory Vote on Executive Compensation. The affirmative vote of a majority of the shares present in person (including by webcast) or represented by proxy and entitled to vote at the Meeting is required to approve, on an advisory basis, the compensation of our NEOs. The advisory vote on executive compensation is a non-binding advisory vote; however, the Compensation Committee and the Board intend to consider the outcome of the vote when considering future executive compensation decisions. Abstentions will count as present and entitled to vote for purposes of this proposal and will have the effect of votes against this proposal. Broker non-votes are not considered entitled to vote on this proposal and as a result, broker non-votes will have no effect on this proposal.
Any other matter submitted to the stockholders will require the affirmative vote of a majority of the shares represented and entitled to vote, in person (including by webcast) or by proxy, at the Meeting, unless a greater percentage is required either by law or by our certificate of incorporation or bylaws. In addition, the proxy confers discretionary authority to the persons named in the proxy authorizing those persons to vote, in their discretion, on any other matters properly presented at the Meeting. The Board is not currently aware of any such other matters. If any other matter does properly come before the Meeting, the Board intends that the persons named in the enclosed form of proxy will vote on such matter in accordance with their judgment.
Who will count the votes?
Representatives from Broadridge Financial Solutions, Inc., or other individuals designated by the Board, will count the votes and serve as inspectors of election. Management anticipates that the inspectors of election will be present at the Meeting.
Who will pay the cost of this proxy solicitation?
We will pay the costs of soliciting proxies. Upon request, we will reimburse brokers, dealers, banks and trustees, or their nominees, for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners of shares of the Common Stock.
Is this Proxy Statement the only way proxies are being solicited for use at the Meeting?
Yes. We do not intend to employ any other methods of solicitation.
How are proxy materials being delivered?
We are pleased to take advantage of the SEC rules that allow companies to furnish their proxy materials over the internet. As a result, we are mailing to most of our stockholders the Internet Notice instead of a paper copy of the Proxy Statement and our 2019 Annual Report on Form 10-K. The Internet Notice contains instructions on how to access those documents over the internet. The Internet Notice also contains instructions on how to request a paper copy of our proxy materials, including the Proxy Statement, 2019 Annual Report on Form 10-K and a form of proxy card or voting instruction card. All stockholders who do not receive an Internet Notice will receive a paper copy of the proxy materials by mail. We believe this process will allow it to provide our stockholders with the information they need in a more efficient manner, while reducing the environmental impact and lowering the costs of printing and distributing these proxy materials.
NO PERSONS HAVE BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER

THAN THOSE CONTAINED IN THIS PROXY STATEMENT IN CONNECTION WITH THE SOLICITATION OF PROXIES MADE HEREBY, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY ZAGG INC OR ANY OTHER PERSON.
How do I attend the Meeting?
We will be hosting the Meeting at our principal executive offices located at 910 West Legacy Center Way, Suite 500, Midvale, Utah 84047, and simultaneously on the internet through a virtual web conference at www.virtualshareholdermeeting.com/ZAGG2020. Our stockholders will continue to have the opportunity to engage with our Board and our independent auditors during the Meeting. Our optional virtual meeting platform provided by our proxy solicitor, Broadridge Financial Solutions, allows all participating stockholders to submit questions at any point in the Meeting. In addition, it also allows our stockholders to vote on proposals online. We believe that our virtual platform increases stockholder participation while at the same time affording the same rights and opportunities to participate, as stockholders would have at a physical annual meeting.
A summary of the information you need to attend the Meeting online is provided below:
•Any stockholder can attend the Meeting live in person at our principal executive offices located at 910 West Legacy Center Way, Suite 500, Midvale, Utah 84047 or via the Internet at www.virtualshareholdermeeting.com/ZAGG2020.
•The in-person meeting and webcast start at 9:00 a.m. MDT.
•Please have your 16-digit control number to enter the Meeting.
•Stockholders may vote and submit questions while attending the Meeting in person and via the internet.
•Instructions on how to attend and participate via the internet, including how to demonstrate proof of stock ownership, are posted at www.proxyvote.com.
•Questions regarding how to attend and participate via the internet will be answered by calling 1-800-690-6903 on the day before the Meeting and the day of the Meeting.
•Webcast replay of the Meeting will be available at www.virtualshareholdermeeting.com/ZAGG2020 until the sooner of June 11, 2021 or the date of the next Meeting to be held in 2021.
A Word About Householding
The SEC has adopted a rule concerning the delivery of annual reports and proxy statements. It permits us, with your permission, to send a single Internet Notice and, to the extent requested, a single set of these proxy materials to any household at which two or more stockholders reside if we believe they are members of the same family. This rule is called “householding” and its purpose is to help reduce printing and mailing costs of proxy materials.
A number of brokerage firms have instituted householding. If you and members of your household have multiple accounts holding shares of Common Stock, you may have received a householding notification from your broker. Please contact your broker directly if you have questions, require additional copies of this proxy statement, the 2019 Annual Report on Form 10-K or other proxy materials or wish to revoke your decision to household. These options are available to you at any time.

Other Business
Our management does not know of any other matter to be presented for action at the Meeting. However, if any other matters should be properly presented at the Meeting, it is the intention of the persons named in the accompanying proxy to vote said proxy in accordance with their best judgment.

/s/ TAYLOR D. SMITH
Taylor D. Smith
Chief Financial Officer
Midvale, Utah
April 28, 2020

ZAGG INC
910 W. LEGACY CENTER WAY, STE 500
MIDVALE, UT 84047

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
During The Meeting - Go to www.virtualshareholdermeeting.com/ZAGG2020

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

For All	Withhold All	For All Except
☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

1. Election of Directors

Nominees

01 Chris Ahern
02 Michael T. Birch
03 Cheryl A. Larabee
04 Daniel R. Maurer
05 P. Scott Stubbs
06 Ronald G. Garriques
07 Edward Terino

The Board of Directors recommends you vote FOR proposals 2 and 3.

		For	Against	Abstain
2	Ratification of the Appointment of KPMG LLP as independent registered public accounting firm for the Company.	☐	☐	☐
3	Non-advisory vote to approve the compensation of our named executive officers in 2019.	☐	☐	☐

NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

0000466915_1 R1.0.1.18

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement and Annual Report are available at www.proxyvote.com

ZAGG INC
Annual Meeting of Stockholders
Proxy
This Proxy is solicited on behalf of the Board of Directors for use at the
Annual Meeting on June 11, 2020

The undersigned appoints Chris Ahern or Taylor D. Smith of ZAGG Inc with full power of substitution, the attorney and proxy of the undersigned, to attend the annual meeting of stockholders of ZAGG Inc, to be held June 11, 2020, beginning at 9:00 am, MDT, at 910 West Legacy Center Way, Suite 500, Midvale, UT 84047, and online www.virtualshareholdermeeting.com/ZAGG2020, and at any adjournment thereof, and to vote the stock the undersigned would be entitled to vote if personally present, on all matters set forth in the proxy statement sent to stockholders, a copy of which has been received by the undersigned, as follows:

This proxy when properly signed will be voted in the manner directed herein by the undersigned stockholder. **IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTOR'S RECOMMENDATIONS.**

0000466915_2 R1.0.1.18

Continued and to be signed on reverse side

Annex A
ZAGG INC AND SUBSIDIARIES
Reconciliation of Non-GAAP Financial Information to U.S. GAAP
Unaudited Supplemental Data
The following information is not a financial measure under U.S. GAAP. In addition, it should not be construed as an alternative to any other measures of performance determined in accordance with U.S. GAAP, or as an indicator of our operating performance, liquidity or cash flows generated by operating, investing and financing activities as there may be significant factors or trends that it fails to address. We present this financial information because we believe that it is helpful to some investors as a measure of our operations. We caution investors that non-GAAP financial information, by its nature, departs from traditional accounting conventions; accordingly, its use can make it difficult to compare our results with our results from other reporting periods and with the results of other companies.

CONSOLIDATED ADJUSTED EBITDA RECONCILIATION
		FOR THE YEARS ENDED
		DECEMBER 31, 2019	DECEMBER 31, 2018
Net income in accordance with U.S. GAAP		$13,920	$39,189

Adjustments:
a.	Stock-based compensation expense	4,022	3,009
b.	Depreciation and amortization	23,903	18,288
c.	Other expense, net	4,345	2,167
d.	Inventory step-up amount in connection with acquisitions in 2018 and 2019	589	179
e.	Transaction costs	1,930	1,678
f.	BRAVEN employee retention bonus	93	77
g.	Former CFO retention bonus	110	366
h.	CEO signing bonus	—	400
i.	Consulting fees to former CEO	—	700
j.	Restructuring expenses	2,225	—
k.	Adjustment to fair value of acquisition contingent consideration	915	—
l.	Legal settlements	750	—
m.	Income tax (benefit) provision	(8,053)	10,340
Adjusted EBITDA		$44,749	$76,393

A-1